UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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KNOWLES CORPORATION
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NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
Knowles Corporation ◆ 1151 Maplewood Drive ◆ Itasca, Illinois 60143
March 15, 2024
Dear Fellow Stockholders:
Notice is hereby given that the 2024 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the "2024 Annual Meeting") of Knowles Corporation, a Delaware corporation (including any consolidated subsidiaries thereof, the "Company," "Knowles," "we," "us" and "our") will be held on April 30, 2024 at 9:00 a.m. Central Time at The Langham Chicago Hotel, 330 N. Wabash Avenue, Chicago, Illinois 60611. The principal business of the 2024 Annual Meeting will be the consideration of the following matters:
1.to elect the nine directors named in the attached Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
3.to approve, on a non-binding, advisory basis the compensation of our named executive officers;
4.to amend the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law;
5.to approve the Second Amended and Restated 2018 Equity and Cash Incentive Plan; and
6.to transact any other business that may properly come before the 2024 Annual Meeting.
All shareholders of record at the close of business on March 8, 2024 (the "Record Date") are entitled to vote at the 2024 Annual Meeting or any postponement or adjournment thereof. We plan to send a Notice of Internet Availability of Proxy Materials on or about March 15, 2024. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible by carefully following the instructions on the Notice of Internet Availability of Proxy Materials. Alternatively, if you have requested written proxy materials, please sign, date and return the proxy card in the return envelope provided as promptly as possible.
Thank you for your continued support of our Company.
On behalf of the Board of Directors,
ROBERT J. PERNA
Secretary
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on April 30, 2024: The Notice of Meeting, Proxy Statement for the 2024 Annual Meeting, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in connection with the matters before the 2024 Annual Meeting. Please read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date	April 30, 2024

Time	9:00 a.m. Central Time

Place	The Langham Chicago Hotel, 330 N. Wabash Avenue, Chicago, Illinois 60611.

Record Date	The Board of Directors set March 8, 2024 as the Record Date for the 2024 Annual Meeting. This means that only shareholders as of the close of business on that date are entitled to receive this notice of the 2024 Annual Meeting and vote at the 2024 Annual Meeting and any adjournments or postponements of the 2024 Annual Meeting. A list of these shareholders will be available for at least ten days ending on the day before the 2024 Annual Meeting. To arrange review of the list of shareholders for any purpose relevant to the 2024 Annual Meeting, please contact investor relations at investorrelations@knowles.com.

Voting
Shareholders at the close of business on the Record Date will be entitled to vote their shares using the Internet or the telephone or by attending the 2024 Annual Meeting in person. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending and voting in person at the 2024 Annual Meeting. For more information on voting, attending the 2024 Annual Meeting, and other meeting information, please see "Information about the 2024 Annual Meeting" on page 73 of this Proxy Statement.

AGENDA AND BOARD RECOMMENDATIONS
		Unanimous Board Recommendation	See Page
Proposal 1	Election of nine directors named in this Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified	FOR each nominee	14
Proposal 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2024	FOR	25
Proposal 3	Non-binding, advisory vote to approve our named executive officer compensation	FOR	28
Proposal 4	To amend the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law	FOR	61
Proposal 5	Approval of the Second Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan	FOR	62

DIRECTOR NOMINEES

Our Board is currently comprised of nine directors. You are being asked to vote on the election of the director nominees listed below for a one-year term. For more information about the background and qualifications of the director nominees, please see "Nominees for Election to the Board" on page 15 of this Proxy Statement.

Name	Age	Independence	Tenure	Committees
Keith Barnes	72	Yes	10 Years	Compensation Committee Governance and Nominating Committee
Erania Brackett	50	Yes	1 Year	Compensation Committee
Daniel Crowley	61	Yes	1 Years	Compensation Committee
Didier Hirsch	72	Yes	9 Years	Audit Committee Governance and Nominating Committee
Ye Jane Li	56	Yes	6 Years	Audit Committee
Donald Macleod	75	Yes	10 Years	Audit Committee
Jeffrey Niew	57	No	10 Years	N/A
Cheryl Shavers	70	Yes	6 Years	Compensation Committee Governance and Nominating Committee
Michael Wishart	69	Yes	4 Years	Audit Committee

BOARD COMPOSITION AND DIVERSITY

DIRECTOR SKILLS AND EXPERTISE
Qualifications/Experience	Barnes	Brackett	Crowley	Hirsch	Li	Macleod	Niew	Shavers	Wishart
Strategic Planning	●	●	●	●	●	●	●	●	●
Global/International	●	●	●	●	●	●	●	●	●
Technology Industry Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●			●	●	●	●		●
Sales, Marketing and Brand Management	●	●	●		●		●
Engineering		●	●		●		●	●
Supply Chain		●	●			●			●
Investment Banking/ Capital Markets	●		●	●					●
Enterprise Risk Management	●	●		●	●	●	●	●
Information Technology				●	●			●
Public Company Board	●		●	●	●	●		●	●

DEFINITIONS
Strategic Planning: Leadership experience in formulating and accomplishing strategic objectives for an organization
Global/International: Board leadership experience with multinational companies or in international markets
Technology Industry Experience: Leadership experience with other companies in the technology industry, including an understanding of the competitive landscape and strategic positioning of the Company
Financial Expertise: Significant experience in corporate finance or financial accounting
Sales, Marketing and Brand Management: Expertise in sales, marketing, and brand management at a global scale and in local markets relevant to our business

Engineering: Experience in engineering or in leading research and development teams working on cutting edge innovations
Supply Chain: Leadership experience at other companies with complex supply chains
Investment Banking/ Capital Markets: Experience overseeing investment capital decisions and strategic investments
Risk Management: Significant experience in enterprise risk management
Information Technology: Experience in the management of information security or cybersecurity risks
Public Company Board: Experience serving on the boards of other public companies

CORPORATE GOVERNANCE HIGHLIGHTS

•	All directors are elected annually
•	Each Board committee is comprised of independent directors
•	Separate non-executive Chairman and Chief Executive Officer roles
•	Average tenure of independent directors is six years
•	Regular Board, committee and director evaluations
•	Policies prohibiting hedging and pledging of Company stock
•	Simple majority voting standard for uncontested director elections with a director resignation policy
•	Robust annual director evaluation program

EXECUTIVE COMPENSATION HIGHLIGHTS
PHILOSOPHY AND OBJECTIVES
Knowles' executive compensation program is designed to achieve the following key objectives:

•Motivate executives to enhance LONG-TERM shareholder value
•Reinforce PAY FOR PERFORMANCE culture by aligning executive compensation with Knowles business objectives and financial performance
•Provide a total compensation opportunity that allows Knowles to ATTRACT AND RETAIN TALENTED executives
•Use incentive programs for RISK MITIGATION to promote desired behavior without encouraging unnecessary or excessive risk-taking

2023 COMPENSATION STRATEGY AND RESULTS
Target Compensation Pay Mix

Short-Term / Annual Incentive Plan ("AIP")

For 2023, we introduced new financial measures to our annual incentive plan. For corporate executives, the AIP provides a weighted payout opportunity based on business segment performance. For more information about our AIP, please see “Executive Compensation Discussion and Analysis" beginning on page 29 of this Proxy Statement.

Long-Term Incentive Plan ("LTIP")

Our long-term incentive plan (LTIP) rewards executives for long-term shareholder value creation. The LTIP remains the same since 2020. For more information about our LTIP, please see “Executive Compensation Discussion and Analysis" beginning on page 29 of this Proxy Statement.

EXECUTIVE COMPENSATION HIGHLIGHTS
2023 Business Highlights

Incentive Payout Highlights

COMPENSATION PROGRAM GOVERNANCE
The following highlights the governance practices applicable to our compensation program, which the Compensation Committee believes support our pay-for-performance philosophy and serve the interests of our shareholders:

CORPORATE GOVERNANCE
We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles' corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
Governance Guidelines and Codes
Our Board has adopted written corporate governance guidelines (the "Corporate Governance Guidelines") that set forth the policies and procedures by which the Company and the Board are governed. In addition, our Board and its committees have adopted policies and procedures that govern how the Company and its executives conduct business and manage risk. These documents are available on our website at https://investor.knowles.com/governance/governance-documents.
Director Independence
Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the New York Stock Exchange ("NYSE"), the Securities and Exchange Commission ("SEC") and the Board. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director's immediate family members has a material relationship with Knowles, directly or as an officer, shareholder or partner of an organization that has a material relationship with Knowles.
Our Board has determined that each director who served on the Board in 2023, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at https://investor.knowles.com/governance/governance-documents.
Board Leadership Structure
Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company's strategy and performance. Our CEO is also a member of the Board as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
Risk Oversight
Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company's overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company's strategy and the Company's annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation, compliance and ESG risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal, cybersecurity, enterprise and compliance risks, and reports on its findings and assessments at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company's governance structure and processes and ESG risks and opportunities.

Director Attendance at Shareholders Meetings
Directors are encouraged to attend the annual meeting of the stockholders. All directors then in office attended the 2023 Annual Meeting. The Company expects all of its current directors to attend the 2024 Annual Meeting.
Directors' Meetings
Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Macleod, as Chairman of the Board, presides at these sessions. If Mr. Macleod is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Dr. Shavers, will preside.
Audit Committee Procedures; Disclosure Controls and Procedures Committee
The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm (PwC), our Chief Audit Executive, and management to assess certain matters including the status of the independent audit process and management's assessment of the effectiveness of the Company's internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management maintains a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K, as well as any other material disclosures, to support our disclosure controls and procedures.
Complaints "Hotline" and Communication with Directors
In accordance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("accounting matters") and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles at 1151 Maplewood Drive, Itasca, Illinois 60143, in care of our Director of Compliance or General Counsel, by email to Audit.Committee@knowles.com, or through an external service provider as described in our Code of Business Conduct, which is available on our website at https://investor.knowles.com/governance/governance-documents. Shareholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels. In general, all such communication will be forwarded promptly to the Chairman of the Board or relevant director. Knowles reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate material.
Compensation Consultant Independence and Fee Disclosure
The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the Compensation Committee of any advisor retained by the Compensation Committee to assist the Compensation Committee in the discharge of its duties. The policy formalizes the independent relationship between the Compensation Committee's advisors and Knowles, while permitting management limited ability to access the advisors' knowledge of Knowles for compensation matters.
In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the Compensation Committee solely on executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee's independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.
The Compensation Committee's independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee's consultant.
The Compensation Committee has appointed Compensia, Inc. ("Compensia") as its independent compensation consultant. During 2023, Compensia provided no other services to, and had no other relationship with, Knowles. Compensia focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.
Qualifications and Nominations of Directors
The Governance and Nominating Committee considers and recommends to the Board nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our By-Laws, our Corporate Governance Guidelines and the Governance and Nominating Committee's charter. As part of the Board’s succession planning, the Governance and Nominating Committee periodically reviews the skills and experience of each of the current directors. As part of this review, the Governance and Nominating Committee noted that Mr. Macleod was scheduled to retire at the 2024 Annual Meeting in accordance with the board retirement age policy set forth in the Company's Corporate Governance Guidelines. However, in light of Mr. Macleod’s deep knowledge of the Company and the industry, and his invaluable contributions to the Board’s discussion of strategic alternatives for the Consumer MEMS Microphone (CMM) business and the Company’s on-going strategic transformation, upon recommendation of the Governance and Nominating Committee, the Board waived the retirement policy for Mr. Macleod and requested that he remain on the Board as Chairman for an additional year.
The Governance and Nominating Committee uses a board skills matrix to ensure the Board as a whole appropriately reflects the key attributes, experiences, qualifications and skills most needed to support the Company’s long-term strategy. Upon completion of the Board skills matrix, the Governance and Nominating Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of the director search and nomination effort. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our shareholders.
The Governance and Nominating Committee also considers directors' qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation and Governance and Nominating Committees be independent); the Audit Committee's process of determining the financial literacy of members of the Audit Committee and the qualification of Audit Committee members as "audit committee financial experts;" the qualification of Compensation Committee members as "independent directors" and "non-employee directors;" and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. In consideration of directors' qualifications, the Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its shareholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, amended the Corporate Governance Guidelines in July 2021 to provide that women and minority candidates shall be included in the pool of candidates for any director search.
Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Committee to consider director candidates recommended by the Company's shareholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Shareholders who wish to recommend an individual for nomination should send that person's name and supporting information to the Governance and Nominating Committee, in care of the Secretary of Knowles at 1151 Maplewood Drive, Itasca, Illinois 60143. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee, must comply with the procedures in our By-Laws. For more information, please see "Shareholder Proposals and Director Nominations for the 2025 Annual Meeting" on page 77 of this Proxy Statement.

Insider Trading Policy
We maintain an insider trading policy that contains prohibitions on, among other items, officers, directors and employees purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. While not required to enter into trading plans, our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act. Our insider trading policy is available on our website at https://investor.knowles.com/governance/governance-documents.
Prohibition on Hedging, Pledging and Short Sales
The Company prohibits its directors, executive officers, and employees who receive long-term incentive plan awards (and their respective family members) from engaging in any hedging transactions or any form of hedging involving the Company's securities, including short sales, put and call stock options, pre-paid variable forward contracts, equity swaps, collars, and exchange funds. In addition, such persons may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.
Stock Ownership Guidelines
Knowles has stock ownership guidelines for executive officers of 4x base salary for the CEO and 2x base salary for the other executive officers. Stock ownership requirements for any Vice President are determined by the CEO. Executive Officers have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Compensation Committee, in consultation with management, may pay a portion of that executive officer's annual bonus or other awards in shares. Once an individual reaches age 58, the Compensation Committee will have the discretion to relax the applicable guidelines for that executive officer. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual's spouse and/ or children sharing the same household as the individual, shares held through Knowles' 401(k) plan, share units held through Knowles' Deferred Compensation Plan (the "Deferred Compensation Plan"), and unvested restricted stock awards. Unearned PSUs and unexercised stock options are not counted toward satisfaction of the stock ownership guidelines. As of December 31, 2023, Messrs. Niew, Anderson, Cabrera, Giesecke, and Perna were in compliance with their ownership guideline.
In addition, to further align the interest of the independent directors of the Board with the Company's shareholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-employee director is expected to own Company common stock with a value at least equal to 3x the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees and to committee members. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board. As of December 31, 2023, all of our non-employee directors were in compliance with these guidelines.
Clawback Policy
The Company has adopted a formal incentive clawback policy, which it believes is reflective of the maturation of Knowles as a public company and indicative of sound corporate governance. In the event of a financial restatement, or certain misconduct more particularly described in the clawback policy, the Compensation Committee has the authority to require the return, repayment or forfeiture of any performance-based compensation (cash and equity) for a period of up to 36 months after such payment or award was made, granted, or vested, regardless of fault. The clawback policy complies with the newly adopted Securities and Exchange Commission rules and the corresponding corresponding NYSE Listed Company Manual 303A.14 requirements. A copy of the clawback policy can be found at https://investor.knowles.com/governance/governance-documents.

ONGOING SHAREHOLDERS ENGAGEMENT PROGRAM
Our directors and management are dedicated to being responsive and transparent with our shareholders on key topics, including executive compensation, corporate governance, environmental sustainability, and human capital management matters. We value the views of shareholders when establishing and evaluating relevant policies and practices. In January 2023, we reached out to shareholders representing approximately 80% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented approximately

18% of shares outstanding. Consistent with our long-standing practice, our investor outreach was conducted by our Chairman of the Board, without executive management present. Key themes addressed during this outreach included: our corporate strategy, re-segmentation, governance matters (including board composition), executive compensation, our diversity initiatives, and environmental, social, and governance matters. In addition, throughout the year members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input and feedback, to remain well-informed regarding their perspectives, and to help increase their understanding of our business. Our management team regularly reports to our Board shareholder views on key topics of interest expressed by our shareholders. This shareholder input informs our Board's ongoing process of continually enhancing governance policies, practices, and disclosures.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Environment, Social, and Governance
The Company is committed to conducting business in an ethical, socially responsible, and environmentally sustainable manner. Our Board, primarily through its Governance and Nominating Committee, oversees our corporate responsibility and sustainability programs. Oversight of environmental, social, and governance ("ESG") matters is an important part of the Board's work, and ESG matters are considered in setting the policies and principles that govern our business.
As a Company that embraces innovation, Knowles is committed to finding innovative ways to address the ESG items that matter to our stakeholders, including employees, shareholders, suppliers, customers, and our community at large. We are dedicated to understanding and reducing our environmental footprint, in an effort to become more efficient as a business and improve future sustainability. We are committed to responsible and inclusive human capital management across our workforce, and contributing to the communities where we operate. We are dedicated to maintaining strong governance practices in our business operations, as we believe this is part of being a good corporate citizen. We understand that environmental stewardship, social responsibility, and ethical business practices are a critical part of driving a sustainable future for our Company. In 2023, we published our third annual Corporate Sustainability Report, wherein we announced our establishment of an interim target for reduction of Level 1 and Level 2 GHG emissions. We also highlighted additional ESG initiatives, including our commitment to advance gender diversity in engineering through a pledge of $200,000 to University of Illinois at Chicago to support the enrollment and academic success of female students pursuing STEM degrees; our efforts, particularly in China and Malaysia, to reduce our environmental impact, and our innovations to support the growing electric vehicle market. Our 2023 Corporate Sustainability Report can be found at https://www.knowles.com/about-knowles/environmental-social-governance. The information contained on www.knowles.com is provided for reference only and is not incorporated into this Proxy Statement.
    Corporate Governance and Ethical Business Practices
As a socially responsible company, we strive to align our business practices and policies with the needs of our key stakeholders, and to that end we have developed comprehensive governance policies that meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE's listing standards. Our Corporate Governance Guidelines, Code of Business Conduct, and overall corporate governance structure is strengthened by our anonymous and confidential ethics and compliance hotline which allows us to hear our employees' suggestions, concerns or reports of misconduct.
We are committed to respecting human rights and establishing high ethical standards across the Company. We have a Human Rights Policy, which governs all employment and work activities involving our employees in our facilities worldwide. The Human Rights Policy is consistent with the core tenets of the International Labor Organization's fundamental conventions and the United Nations Universal Declaration of Human Rights, and is informed by other internationally recognized standards, including the Responsible Business Alliance. We expect our employees and business partners to abide by the provisions of the Human Rights Policy, which includes principles of non-discrimination, fair compensation and working hours, freely chosen employment, and a ban on child labor. We have also adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at https://www.knowles.com/about-knowles/environmental-social-governance.
    Social Responsibility
In accordance with our values, we embrace a culture where bright, creative people are expected and celebrated, and everyone's contribution helps drive change and achieve success. We are committed to being a good corporate citizen by supporting the professional development and well-being of our employees and contributing to our community. An important component of achieving this goal is fostering a workplace environment that embraces diversity and inclusion. Our diversity and inclusion strategy is centered on three pillars: to educate, train, and build awareness; to recruit, grow, and promote; and to give back and get involved. Our Diversity, Equity & Inclusion (“DE&I”) Council, established in 2021, is tasked with helping implement these three pillars.
Under this framework, we have implemented a communications campaign to educate our employees and the community on our vision and philosophy regarding diversity and inclusion, as well as the initiatives we have undertaken toward reaching our goals. Those initiatives have included partnering with non-profit organizations and various academic institutions to provide scholarships, mentoring, and internship opportunities for students from underrepresented groups. We have also worked to increase diversity in our candidate pool and through targeted career development programs. See "Human Capital Management" below for more information on our diversity and inclusion initiatives.
    Environmental Stewardship
We are dedicated to preserving the environment for future generations and providing a healthy and safe workplace for our employees while promoting our continued success. Through sustainable practices, such as reducing waste, increasing energy efficiency and using renewable materials, we strive to meet the global environmental needs of today and tomorrow. We are working towards a sustainable supply chain by taking steps to identify suppliers who share our commitment to understanding and reducing our environmental impact. We recognize the importance of managing resources responsibly and practicing conservation principles. We have adopted a target to be carbon neutral by 2040, and are targeting a 25% reduction in our Scope 1 and Scope 2 greenhouse gas emissions by 2030. As we continue to review and manage our environmental impact, our path forward will include:
•continuously assessing our ESG priorities to identify focus areas, risks, and opportunities;
•establishing, measuring, and regularly reviewing environmental objectives;

•educating our employees to help them understand and work towards our goals;
•reporting progress in reducing our environmental footprint; and
•considering environmental impacts when making business decisions.
Human Capital Management
We believe our success is dependent upon attracting, developing and retaining high performing employees at all levels of the organization. Our Chief Human Resources Officer is responsible for developing and executing our human capital strategy, with oversight by the Compensation Committee of our Board of Directors. Key initiatives of the Company with respect to human capital management include:
Recruitment, Training and Development
We understand that our most important resource is our people. We utilize a variety of recruitment vehicles to source top talent. We are building relationships with organizations that support the advancement of underrepresented minority groups to sustain a pipeline of diverse talent for opportunities across our Company. We are also working to increase diversity within our professional and management positions and have implemented customized development programs to meet the unique needs of our employees' growth trajectories. We also invest in the ongoing training and development of our employees by offering tuition and continuous education reimbursement, leveraging an e-learning platform, and implementing formal mentorship programs. We have a formal succession planning initiative with the primary objective of identifying and developing our next generation of leaders. Our Chief Human Resources Officer annually reviews with the Board of Directors our overall talent management strategy and progress.
Commitment to Diversity, Inclusion and Equality
We believe our diverse teams, with their unique ideas, thoughts, and perspectives, form the building blocks for our culture of innovation at Knowles. We strive to create and maintain a workplace environment that embraces the diversity of thoughts, ideas, beliefs, and experiences brought by our team members. We recognize that nurturing an inclusive workplace enables us to attract, develop, and retain our team members regardless of their race, color, gender identity, language, national origin, religion, orientation, or age. To successfully execute on our strategy, we have established a Diversity and Inclusion Council comprised of employees from various areas of the Company along with members of senior management who serve as executive sponsors. The Council is tasked with advising the management team on concrete initiatives we can undertake as an organization to strengthen diversity and inclusion at the Company. Under the Council's leadership, we have commemorated and celebrated numerous diversity, cultural, and historical events throughout the year.
Knowles is also committed to the advancement of women in the workplace and gender diversity in engineering careers. We strive to be an employer of choice for women in engineering. We understand the importance of gender diversity and with it, the need for advancing women in Science, Technology, Engineering, and Mathematics (""STEM") careers. We continue to partner with local organizations to help bridge the gender gap in STEM and shape the next generation of women who aspire to be leaders in the new era of technology. For example, Knowles has been a perennial sponsor of the University of Illinois at Chicago's ("UIC") Women in Engineering Summer Program. We have also supported UIC's women engineering students with programs such as academic scholarships, summer internship programs, mentorship programs, and full-time employment opportunities. Our goal is to build a pipeline of multi-generational talent and accelerate the development of women engineers into advanced technical and leadership positions at Knowles. Additionally, we are focused on increasing the representation of women in leadership roles at Knowles.
We have also worked to increase represented groups in our candidate pool, among our new hires, and in leadership positions. For our 2023 summer internship program, 67% of our corporate intern class consisted of minority and/or women students, and 50% of our corporate tech interns were women. In addition, in 2023 approximately 37% of our new hires in the United States were women.
We are fully committed to supporting our communities and the advancement of underrepresented minority groups. In 2023, we continued our partnership with the Partnership to Educate and Advance Kids (PEAK), a Chicago-based nonprofit that is focused on providing academically average students from the city's most challenging and under-served neighborhoods with financial, educational, and personal support through their high school years. Knowles has pledged $10,000 annually to provide a PEAK student the opportunity to pursue a high-quality high school education.

In addition, Knowles piloted the PEAK Student Tutoring Program, where our employees assist students with STEM-related subjects.
Providing a Competitive Total Rewards Program
To be able to attract and retain the best employees, Knowles provides a competitive total rewards program that incorporates our pay for performance philosophy. Our total rewards program includes market-competitive base pay, broad-based short-term and long-term incentive plans, healthcare benefits, retirement plans, paid time off, family leave and employee assistance programs.
Fostering a Safe Work Environment
We believe it is important to provide a healthy and safe workplace for our employees. We continue to maintain an Environmental, Health, and Safety Policy that reflects our goals to ensure the health, safety, and welfare of our employees. During 2023, environmental, health, and safety training and instruction were provided at all levels within the Company. In addition, our Environmental, Health & Safety ("EHS") Managers across the globe conduct regular reviews of key EHS performance indicators, which include the reporting and correction of any unsafe workplace behaviors, working conditions that could potentially lead to injury, or workplace incidents or illnesses that required first air or other medical treatment.
Additional information regarding Knowles' activities related to its people and sustainability, as well as workforce diversity data, can be found in the Knowles 2023 Corporate Sustainability Report, which is located on our website. The contents of our website and our Corporate Sustainability Report are referenced for general information only and are not incorporated into this Proxy Statement.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board currently consists of nine directors. All directors stand for one-year terms. If re-elected at the 2024 Annual Meeting, each of the nine director nominees will have terms of service that expire at the 2025 Annual Meeting of Shareholders (the "2025 Annual Meeting") or until their respective successors have been duly elected and qualified.
Director Nominee Skills and Experience
The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity along with exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. Given the global reach and the complexity of businesses operated by Knowles, the Board also considers multi-industry and multi-geographic experience a significantly favorable characteristic. This blend of Board attributes is summarized in the chart below.

DIRECTOR SKILLS AND EXPERTISE
Qualifications/Experience	Barnes	Brackett	Crowley	Hirsch	Li	Macleod	Niew	Shavers	Wishart
Strategic Planning	●	●	●	●	●	●	●	●	●
Global/International	●	●	●	●	●	●	●	●	●
Technology Industry Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●			●	●	●	●		●
Sales, Marketing and Brand Management	●	●	●		●		●
Engineering		●	●		●		●	●
Supply Chain		●	●			●			●
Investment Banking/ Capital Markets	●		●	●					●
Risk Management	●	●		●	●	●	●	●
Information Technology				●	●			●
Public Company Board	●		●	●	●	●		●	●

DEFINITIONS
Strategic Planning: Leadership experience in formulating and accomplishing strategic objectives for an organization
Global/International: Board leadership experience with multinational companies or in international markets
Technology Industry Experience: Leadership experience with other companies in the technology industry, including an understanding of the competitive landscape and strategic positioning of the Company
Financial Expertise: Significant experience in corporate finance or financial accounting
Sales, Marketing and Brand Management: Expertise in sales, marketing, and brand management at a global scale and in local markets relevant to our business

Engineering: Experience in engineering or in leading research and development teams working on cutting edge innovations
Supply Chain: Leadership experience at other companies with complex supply chains
Investment Banking/ Capital Markets: Experience overseeing investment capital decisions and strategic investments
Risk Management: Significant experience in enterprise risk management
Information Technology: Experience in the management of information security or cybersecurity risks
Public Company Board: Experience serving on the boards of other public companies

Nominees for Election to the Board
The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has determined that Keith Barnes, Erania Brackett, Daniel Crowley, Didier Hirsch, Jane Li, Donald Macleod, Jeffrey Niew, Cheryl Shavers, and Michael Wishart meet the Board's standards for director qualifications and has nominated each of them to stand for election to the Board for one-year terms expiring at the 2025 Annual Meeting or until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement. Mr. Macleod was scheduled to retire at the 2024 Annual Meeting in accordance with the board retirement age policy set forth in the Company's Corporate Governance Guidelines. However, in light of Mr. Macleod’s deep knowledge of the Company and the industry, and his invaluable contributions to the Board’s discussion of strategic alternatives for the Consumer MEMS Microphone (CMM) business and the Company’s on-going strategic transformation, upon recommendation of the Governance and Nominating Committee, the Board waived the retirement policy for Mr. Macleod and requested that he remain on the Board as Chairman for an additional year. Below we have provided a biography for each of the Board's nominees, including a description of the qualifications, experience, attributes and skills of each such nominee.
The Board of Directors has determined that all of the Board's nominees with the exception of Mr. Niew qualify as independent directors under NYSE corporate governance listing standards and the Company's Standards for Director Independence (as defined below). All of the Board's nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors is not aware that any of its nominees will be unwilling or unable to serve as a director. However, if any of the Board's nominees is unable to serve or for good cause will not serve as a director, the Board of Directors may choose a substitute nominee. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The persons named as proxies on the Company's proxy card will vote for the Company's remaining nominees and substitute nominees chosen by the Board.
Process for Director Elections
The enclosed proxy card enables a shareholder to vote "for" or "against" or "abstain" from voting as to each director nominated by the Board. If you vote "abstain" for any director nominee, as opposed to voting "for" or "against" any such director nominee, your shares voted as such will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the vote on Proposal 1. Abstentions and broker non-votes will not constitute votes "for" or votes "against" Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1. Pursuant to our By-Laws, if an incumbent director nominee does not receive a majority of votes cast, such nominee will be required to tender his or her resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the 2024 Annual Meeting, we urge you to date, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2024 Annual Meeting.
The persons named as proxies intend to vote the proxies "FOR" the election of each of the Board's nine nominees, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Director Biographies

Independent Age: 72 Director since: February 2014 Committee(s): Compensation (Chair); Governance and Nominating
KEITH BARNES
Select Business Experience: Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd., a manufacturer of testing equipment for the semiconductor industry. Mr. Barnes served as CEO (from 2006 to 2010) and Chairman of the Board (from 2008 to 2011) of Verigy Ltd. He was formerly Chairman and CEO (from 2003 to 2006) of Electroglas, Inc. and CEO (from 1995 to 2001) of Integrated Measurement Systems, Inc. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.
Other Board Experience: Mr. Barnes is a director (since 2011) and the current chairman of the compensation committee of Viavi Solutions Corporation as well as a director (since 2015) and the current chairman of the compensation committee of Rogers Corporation. Mr. Barnes was previously a director of Mentor Graphics Corporation (from 2012 to 2017).
Skills and Qualifications: Mr. Barnes has extensive experience, including as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. He has had leadership roles in successful spin offs, mergers and acquisitions.

Independent Age: 50 Director since: May 2023 Committee(s): Compensation
ERANIA BRACKETT
Select Business Experience: Ms. Brackett is Senior Vice President, Customer Experience, Orthodontic Aligner Solutions and Head of ESG for Dentsply Sirona Inc., a global company that develops, manufactures, and markets comprehensive solutions for the professional dental industry, including technologically-advanced dental equipment and healthcare consumable products. Ms. Brackett has served in that position since April 2023. Prior to that time she served as Senior Vice President and Chief Marketing Officer of Dentsply Sirona from August 2021 to March 2023. Prior to Dentsply Sirona, she worked at Medtronic plc, a medical technology company, as Vice President, Global Commercial Marketing, Patient Management, Cardiac Rhythm & Heart Failure division, from September 2020 to August 2021; as Senior Director, Patient Management Global Commercial Marketing, from May 2019 to September 2020; and as Senior Director, Global Hardware and Software Operations, from December 2017 to May 2019. Before joining Medtronic, Ms. Brackett worked at GE Healthcare, a medical technology subsidiary of General Electric, for 15 years and held various commercial and operational leadership roles.

Skills and Qualifications: Ms. Brackett provides the Board with deep insights into the medical devices market through her over twenty years of experience in the medtech industry at leading global manufacturing companies. She is also an accomplished executive who brings extensive marketing and operational leadership experience to the Board.

Independent Age: 61 Director since: July 2022 Committee(s): Compensation
DANIEL J. CROWLEY
Select Business Experience: Mr. Crowley is the Chairman, President and CEO of Triumph Group, Inc., a global company that designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures, serving the global aviation industry. Mr. Crowley has served as Triumph's President and CEO since 2016 and as its Chairman since 2020. He previously served as a corporate Vice President and President of Integrated Defense Systems at Raytheon Company (now Raytheon Technologies Corporation) from 2013 until 2015, and as President of Raytheon’s Network Centric Systems division from 2010 until 2013. Prior to joining Raytheon, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors.

Other Board Experience: Mr. Crowley is a director of Triumph Group, Inc. (since 2016) and its Chairman (since 2020).

Skills and Qualifications: Mr. Crowley is an accomplished CEO who brings extensive leadership, strategic thinking, operational efficiency, and product development experience to the Board, having held key leadership positions at several large, global manufacturing and industrial companies. He also provides the Board with deep insights into the defense market through his over three decades of experience in the aerospace and defense industry.

Independent Age: 72 Director since: December 2014 Committee(s): Audit (Chair); Governance and Nominating
DIDIER HIRSCH
Select Business Experience: Mr. Hirsch was the Senior Vice President and Chief Financial Officer (from 2010 to 2018) of Agilent Technologies, Inc. ("Agilent"), a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously, he served as Agilent's Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles at Hewlett-Packard Company (from 1989 to 1999).

Other Board Experience: Mr. Hirsch is a director (since 2020) of Sophia Genetics S.A. In January 2024 he was elected to the board of Azenta, Inc. and serves as its Audit Committee Chair and a member of its Finance Committee. He was formerly a director (from 2012 to 2015) of International Rectifier Corporation and a director (from 2012 to 2021) of Logitech International S.A.
Skills and Qualifications: Mr. Hirsch's qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of several other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

Independent Age: 56 Director since: February 2018 Committee(s): Audit
YE JANE LI
Select Business Experience: Ms. Li is a Strategic Advisor (since 2013) at Diversis Capital, LLC, a private equity firm that invests in middle-market companies. She was the Chief Operating Officer (from 2012 to 2015) at Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises. Previously, Ms. Li served as the General Manager (from 2010 to 2012) at Huawei Symantec USA, Inc., a consultant (2009) to The Gores Group, a private equity firm focusing on the technology sector, and the Executive Vice President and General Manager (from 2004 to 2009) at Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. Prior to 2004, Ms. Li held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.
Other Board Experience: Ms. Li is a director of Semtech Corporation (since 2016), ServicePower (since 2017), and PDF Solutions, Inc. (since 2021). She was previously a director (from 2020 to 2023) of CTS Corporation and (from 1998 to 2001) of Women in Cable TV and Telecommunications, a non-profit organization promoting women's leadership in the Cable TV and Telecommunications industries.
Skills and Qualifications: Ms. Li's qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies, from telecommunication components and systems, to semiconductor to IT and datacenters, representing a variety of market segments Knowles serves. Her background and experience also provide the Board with invaluable insights into Asian markets, which are important strategic markets for Knowles.

Chairman of the Board Independent Age: 75 Director since: February 2014 Committee(s): Audit; Governance and Nominating
DONALD MACLEOD
Select Business Experience: Mr. Macleod was the CEO (from 2009 to 2011) of National Semiconductor Corporation ("National Semiconductor"), an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer (from 2001 to 2009) and Chief Financial Officer (from 1991 to 2001).
Other Board Experience: Mr. Macleod previously served as a director (from 2007 to 2019) of Broadcom Inc. (formerly, Avago Technologies Limited), Chairman (from 2012 to 2017) of the Board of Intersil Corporation and Chairman of the Board (from 2010 to 2011) of National Semiconductor.
Skills and Qualifications: Mr. Macleod's qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and ﬁnance qualiﬁcations and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

Director President and CEO Age: 57 Director since: February 2014
JEFFREY NIEW
Select Business Experience: Mr. Niew is the President & CEO (since 2013) of Knowles. He was formerly the Vice President of Dover Corporation and President and CEO (from 2011 to February 2014) of Dover Communication Technologies. Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and CEO in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.
Other Board Experience: Mr. Niew is a member of the Advisory Board of the University of Illinois College of Engineering. Mr. Niew stepped down from his position as a director of Advanced Diamond Technologies, Inc. in 2020, after serving in that role for over five years.
Skills and Qualiﬁcations: Mr. Niew is Knowles' current CEO and the Board believes it is desirable to have on the Board at least one active management representative to facilitate the Board's access to timely and relevant information and its oversight of the Company's strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles' markets and operating model which he gained during over 20 years in management positions at Knowles, including 16 years in senior management positions. His broad experience in all aspects of management and Knowles' products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Independent Age: 70 Director since: August 2017 Committee(s): Governance and Nominating (Chair); Compensation
DR. CHERYL SHAVERS
Select Business Experience: Dr. Shavers has been the Chairman and CEO (since February 2001) of Global Smarts, Inc., a business advisory services company. She served as Under Secretary of Commerce for Technology (from 1999 to 2001) for the United States Department of Commerce after having served as its Under Secretary Designate in 1999. She has served on the Advisory Boards for E.W. Scripps Company and the Anita Borg Institute for Technology. She also has served in several engineering and managerial roles for Intel Corporation as well as Portfolio Manager of Microprocessor Products Group in Intel Capital prior to 1999.
Other Board Experience: Dr. Shavers is a director (since 2018) of ITT Inc. and (since 2021) of Voyager Space Holdings. She was previously the Non-Executive Chairman (from 2001 to 2003) of BitArts Ltd., as well as a director of ATMI, Inc. (from 2006 to 2014), Rockwell Collins, Inc. (from 2014 to 2018) and Mentor Graphics Corporation (from 2016 to 2017).
Skills and Qualifications: Dr. Shavers brings extensive leadership and operations experience as a CEO along with particular experience with developing technology plans and the transition of advanced technology into business opportunities.

Independent Age: 69 Director since: May 2020 Committee(s): Audit
MICHAEL WISHART
Select Business Experience: Mr. Wishart has been the chief executive officer since 2015 of efabless corporation, an early-stage company offering an open platform and marketplace for community-based design of electronics. Mr. Wishart co-founded efabless in 2014 and has served on its board of directors since then. Mr. Wishart previously served as a managing director and advisory director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. From 1991 to 1999, he served as managing director, including as head of the global technology investment banking group for Lehman Brothers. From 1978 to 1980 and from 1982 to 1991 he held various positions in the investment banking division at Smith Barney, Harris Upham & Co.
Other Board Experience: Mr. Wishart served on the board of directors of Spansion Inc. from 2013 until 2015 and of Cypress Semiconductor Corporation from 2015 until 2020, and he currently serves on the board of OneD Material, a private company engaged in the technology transfer and licensing of proprietary silicon-graphite anode material to improve the performance of lithium ion batteries. In addition, Mr. Wishart is a venture partner at Tyche Partners, a venture capital firm focused on hardware-related companies, since 2015.
Skills and Qualifications: Mr. Wishart brings strategy and leadership experience within the global technology industry and insights into capital markets that will benefit Knowles in driving sustainable growth and enhancing shareholder value.

Overview of the Board and Board Committees
All of our directors, with the exception of our CEO Mr. Niew, qualify as independent directors under New York Stock Exchange ("NYSE") corporate governance listing standards and the Company's Standards for Director Independence available on our website at https://investor.knowles.com/governance/governance-documents.
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules, is "financially literate" as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board has also determined that each member of the Compensation Committee meets the definition of "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.
Our Board met eight times in 2023 and each director attended 100% of the Board and committee meetings held while such director was a member of the Board or the relevant committee. The table below sets forth a summary information about our current Board of Directors.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Keith Barnes		Chair	✓
Erania Brackett		✓
Daniel Crowley		✓
Didier Hirsch	Chair		✓
Ye Jane Li	✓
Donald Macleod*	✓		✓
Jeffrey Niew
Cheryl Shavers		✓	Chair
Michael Wishart	✓
* Chairman of the Board
Audit Committee
The primary functions of the Audit Committee include:
•Selecting and engaging our independent registered public accounting firm ("independent auditors");
•Overseeing the work of our independent auditors and our internal audit function;
•Overseeing our compliance with legal and regulatory requirements;
•Approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the Audit Committee;
•Reviewing with management and the independent auditors the audit plan and results of the auditing engagement;
•Reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting; and
•Reviewing at least annually the Company cybersecurity and other information technology risks, control and procedures.
The Audit Committee's responsibilities, authority and resources are described in greater detail in its written charter,

which is available on our website at https://investor.knowles.com/governance/governance-documents. The Audit Committee met four times in 2023.
Compensation Committee
The Compensation Committee, together with our independent directors, reviews the Company's compensation philosophy and oversees the Company's policies and strategies related to human capital management, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, diversity and employment practices. The Compensation Committee also:
•Approves compensation for our CEO and non-CEO executive officers;
•Grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;
•Approves changes to our compensation plans;
•Reviews and recommends compensation for the Board; and
•Supervises the administration of the compensation plans.
The Compensation Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at https://investor.knowles.com/governance/governance-documents. The Compensation Committee met six times in 2023.
Governance and Nominating Committee
The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:
•Identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board;
•Makes recommendations to our Board concerning the structure and membership of the committees of the Board;
•Prepares policies and procedures for the selection of a new CEO in the event of an emergency or the retirement of the CEO and assists the Board with fulfilling its responsibilities relating to CEO succession planning; and
•Advises the Board on the whole as to corporate social responsibility, environmental and governance matters.
The Governance and Nominating Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at https://investor.knowles.com/governance/governance-documents. The Governance and Nominating Committee met six times in 2023.
Board, Committee, and Individual Director Evaluations
Our Board recognizes the critical role that Board, Committee and Director evaluations play in ensuring the effective functioning of our Board. Accordingly, the Board regularly evaluates its performance and the effectiveness of its Committees through self-assessments, corporate governance reviews and periodic charter reviews. In addition, the Governance and Nominating Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.
The Governance and Nominating Committee oversees the implementation of individual director evaluations, the objective of which is to have a substantive dialogue with the director being evaluated to help the director be a more effective member of the Board. Under the current process adopted by the Governance and Nominating Committee, each year approximately one-third of the directors are evaluated. An outside facilitator conducts the evaluations and privately discusses the performance of each director being evaluated through individual interviews with all the other members of the Board. A summary of the feedback is then provided to the Chairman of the Board and the Chair of the

Governance and Nominating Committee, who communicate the results to each director being evaluated and to the Governance and Nominating Committee as a whole.
Procedures for Approval of Related Person Transactions
We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our more than 5% shareholders have a material interest. Should such a proposed transaction or series of similar transactions involve any such person and in an amount that exceeds $120,000, the transaction must be reviewed and approved in advance by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website at https://investor.knowles.com/governance/governance-documents.
Under the procedures, our General Counsel determines whether a proposed transaction requires review under the policy and, if so, prior to entering into the transaction the proposed transaction must be presented to the Governance and Nominating Committee for its review and consideration at its next regularly scheduled meeting. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If it is impractical or undesirable to wait until the next regularly scheduled meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee may call a special meeting of the Governance and Nominating Committee to review and consider the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the Governance and Nominating Committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.
Directors' Compensation
We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.
In October 2023, non-employee director compensation was set as follows:
•Annual retainer of $235,000, payable $65,000 in cash and $170,000 in stock (with one-year cliff vesting provision);
•Chairman of the Board — additional annual retainer of $70,000, payable in cash;
•Committee Chairs — additional annual retainer of $25,000 for the Audit Committee Chair; $20,000 for the Compensation Committee Chair; and $12,500 for the Governance and Nominating Committee Chair, payable in cash; and
•Committee Members (other than Committee Chairs) - additional annual retainer of $10,000 for service on the Audit Committee; $7,500 for service on the Compensation Committee; and $5,000 for service on the Governance and Nominating Committee, payable in cash.
Non-employee directors also receive, at the time they are elected to the Board, a one-time stock grant valued at $170,000 with a three-year cliff vesting provision. Non-employee directors are also reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.
Each non-employee director serving as of the 2023 Annual Meeting received the stock portion of his or her annual retainer in the form of a grant of 10,373 RSUs on May 2, 2023, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on May 2, 2024.
2023 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2023 to non-employee directors who served on the Board during the year. For information on the compensation paid to Mr. Niew, please see the "Summary Compensation Table" on page 45 of this Proxy Statement and the related tables and narratives under "Executive Compensation Discussion and Analysis" beginning on page 29 of this Proxy Statement, and under "Executive Compensation Tables" beginning on page 45 of this Proxy Statement. Mr. Niew does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith Barnes	90,000	170,013	260,013
Erania Brackett(2)	69,712	333,473	403,185
Daniel Crowley	72,500	170,013	242,513
Hermann Eul(3)	72,500	170,013	242,513
Didier Hirsch	94,750	170,013	264,763
Ye Jane Li	75,000	170,013	245,013
Donald Macleod	150,000	170,013	320,013
Cheryl Shavers	85,000	170,013	255,013
Michael Wishart	75,000	170,013	245,013
__________
(1)In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSUs granted to non-employee directors during 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("FASB ASC 718"). The grant date fair value is measured based on the closing price of our common stock on the date of grant.
(2)Ms. Brackett was appointed to the Board in May 2023, and received the prorated stock portion of her compensation in the form of a grant of 10,109 RSUs that will vest on May 16, 2024. On May 16, 2023 Ms. Brackett also received an onboarding grant of 10,514 RSUs with a three-year cliff vesting provision.
(3)Dr. Eul retired from the Board on January 1, 2024. In connection with his resignation and in recognition of his service and contributions to the Company, the vesting of a pro rata portion of Dr. Eul's outstanding and unvested restricted stock units was accelerated. As this accelerated vesting occurred in 2024, it is not reflected in the 2023 Directors' Compensation table above.
2023 Outstanding Stock Awards for Directors Table
The following table shows the number of shares subject to outstanding stock awards as of December 31, 2023 held by each non-employee director.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/2023(1)
Keith Barnes	39,590
Erania Brackett	20,623
Daniel Crowley	28,188
Hermann Eul	10,373
Didier Hirsch	10,373
Ye Jane Li	10,373
Donald Macleod	20,729
Cheryl Shavers	10,373
Michael Wishart	10,373
__________
(1)Pursuant to the Non-employee Director Deferral Program each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of service as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 29,217 shares, Ms. Brackett has deferred receipt of 20,623 shares, Mr. Crowley has deferred receipt of 28,188 shares, and Mr. Macleod has deferred receipt of 10,356 shares.

PROPOSAL 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for the fiscal year ending December 31, 2024. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are expected to be present at the 2024 Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the 2024 Annual Meeting.
Although shareholder ratification of PwC's appointment is not required by Knowles' By-Laws or otherwise, our Board is submitting the ratification of PwC's appointment for 2024 to Knowles' shareholders because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders’ vote. Even if the selection of PwC is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.
The persons named as proxies intend to vote the proxies "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for 2024, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

Audit Committee Report
In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2023.
The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles' management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles' independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.
Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles' 2023 financial statements. The Audit Committee met with PwC, with and without Knowles' management present, to discuss the results of PwC's examination, their assessment of Knowles' internal control over financial reporting and the overall quality of Knowles' financial reporting.
The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles' 2023 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.
The Audit Committee also (1) discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board and the SEC, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC's objectivity and independence.
Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2023 be included in Knowles' Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee:	Didier Hirsch (Chair) Ye Jane Li Donald Macleod Michael Wishart

Fees Paid to Independent Registered Public Accounting Firm
The independent registered public accounting firm of the Company during the year ended December 31, 2023 was PwC. All PwC services during 2023 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC's aggregate fees, rounded to the nearest hundred dollars, during 2023 and 2022 are set forth in the table below:

Type of Fee	Year Ended December 31, 2023 ($)	Year Ended December 31, 2022 ($)
Audit Fees(1)	2,605,000	2,203,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	6,000	6,000
__________
(1)Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. In 2023, audit fees also included fees paid in connection with audit procedures related to tax planning and the acquisition of Cornell Dubilier.
(2)All other fees included advisory services related to licensing accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.
The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC rules and regulations on auditor independence.

PROPOSAL 3 —	NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Knowles is offering our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of NEOs as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" vote, gives our shareholders the opportunity to express their views on our NEOs' compensation. We currently intend to submit this say-on-pay vote to our shareholders annually, based on the recommendation of the Compensation Committee and in consideration of the shareholder vote on the frequency of say-on-pay votes that was last taken at the 2020 annual meeting.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles' compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance, and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.
This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the 2024 Annual Meeting:
"RESOLVED, that Knowles' shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles' Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The persons named as proxies intend to vote the proxies "FOR" the approval of the compensation of our NEOs, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE "FOR" THE RESOLUTION TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis ("CD&A") outlines the 2023 compensation paid to Knowles’ executive officers who are identified as named executive officers ("NEOs"). The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for our NEOs listed below.

2023 Named Executive Officers
Jeffrey Niew	President & Chief Executive Officer
John Anderson	Senior Vice President & Chief Financial Officer
Raymond Cabrera	Senior Vice President, Human Resources & Chief Administrative Officer
Daniel Giesecke	Senior Vice President & Chief Operating Officer
Robert Perna	Senior Vice President, General Counsel & Secretary

CD&A Quick Reference Guide

	Section	Starts from
1	Executive Summary provides our 2023 business highlights and the context for our executive pay decisions.	Page 29
2	Executive Compensation Program Overview outlines our compensation philosophy, executive compensation structure, and emphasis on pay-for-performance.	Page 31
3	Elements of Executive Compensation describes the components of our compensation program and details regarding decisions made within each element.	Page 34
4	Compensation Program Governance summarizes the process utilized by our Compensation Committee in designing our executive compensation program.	Page 40
5	Other Compensation Topics describes severance and change-in-control benefits, employee benefits, and retirement plans.	Page 43
Executive Summary
Business Highlights
Overall, 2023 was a challenging year with mixed results as we faced weakened demand and excess inventory levels in medtech, industrial and telecom markets, and a slower recovery in consumer electronics, primarily due to the smartphone market and softer demand in China. While in the hearing health market we continued to see strong financial performance driven by solid demand, strong operational performance, and successful new product introductions.
Despite these challenges, we continued to make significant progress in transitioning our company's portfolio to higher value markets and products. On November 2, 2023, we successfully acquired Cornell Dubilier, a manufacturer of film, electrolytic, and mica capacitors. The addition of Cornell Dubilier ("CD") expands our serviceable available market through CD's capacitor offerings, which we anticipate will enable us to deliver a wider portfolio of products and solutions to both existing and new customers. CD's end markets are aligned with projected key growth tailwinds, including increasing defense budgets and medtech and critical care application growth. We believe CD also helps better position us for industrial electrification, clean energy and the implementation of next-generation fast-charging architectures.

The following key financial highlights, each a component in calculating a portion of our NEO's bonus based on the Company's financial performance, provides context for our executive pay decisions.
•Revenue for fiscal year 2023 was approximately $707.6 million, compared to approximately $764.7 million in fiscal year 2022.
•Earnings before interest and income taxes from continuing operations ("EBIT") for 2023 was approximately $50.4 million, compared to a loss of approximately $414.3 million for 2022. Adjusted earnings before interest and income taxes from continuing operations ("Adjusted EBIT") was approximately $105.8 million in 2023, compared to an Adjusted EBIT of approximately $142.4 million in 2022.
•EBIT margin (EBIT as a percentage of revenue) was 7.1% in 2023, versus -54.2% in 2022. Adjusted EBIT margin (Adjusted EBIT as a percentage of revenue) was 15.0% in 2023, versus 18.6% in 2022.
•Cash flow from operations was approximately $122.7 million in 2023, compared to cash flow from operations of approximately $86.3 million in 2022. Free cash flow was approximately $105.8 million in 2023 compared to approximately $54.2 million in 2022; and free cash flow margin in 2023 was approximately 15.0%, compared to 7.1% in 2022.
As discussed in more detail below, our Compensation Committee views revenue, Adjusted EBIT margin, and free cash flow margin (among other factors) as key metrics in assessing our financial performance. While revenue and Adjusted EBIT margin were down year-over-year, we were able to generate improved free cash flow and free cash flow margin, primarily due to a reduction in working capital, lower incentive compensation programs in 2023, and a decrease in capital expenditures. Our strong cash flow generation and balance sheet allowed us to return approximately $48 million to shareholders through share repurchases of approximately 2.9 million shares during fiscal 2023.
2023 Compensation Highlights
As part of our ongoing review of our executive compensation programs, the Compensation Committee introduced Adjusted EBIT margin and free cash flow margin as new financial performance measures in our annual incentive plan. When combined with revenue targets, we believe these performance measures better align with our mid-term financial goals and investor expectations. The Committee believes these metrics are pivotal in our evolution to an industrial technology company and are consistent with how we provide our financial quarterly outlook and how investors evaluate the company’s performance.
As we previously communicated to shareholders, for fiscal year 2023 we implemented a new business segment reporting structure to provide more transparency into the company’s performance and the individual business segments. Our current business segments are: Medtech & Specialty Audio ("MSA"), Precision Devices ("PD"), and Consumer MEMS Microphones ("CMM"). This change better aligned with Knowles’ strategy and how management reviews its financial results to drive business decision making.
Accordingly, the Compensation Committee approved the following changes for the 2023 compensation programs:
•Provided a weighted payout opportunity for the annual incentive program based on individual business segment performance, with MSA, PD and CMM weighted at 35%, 35% and 30%, respectively.
•To assess the financial performance of the MSA and PD business segments, adopted a combination of adjusted EBIT margin (35%), revenue (35%), and free cash flow margin (30%); and continued using non-GAAP gross profit margin (35%), revenue (35%), and free cash flow margin (30%) to assess the financial performance of the CMM business segment.
•In response to the uncertain market conditions impacting the CMM business segment, we established first half (January to June) and second half (July to December) bi-annual financial goals for CMM, emphasizing the latter half of the year, which was weighted at 70%, due to the increased visibility of the market recovery.
Additionally, to maintain competitiveness and internal pay equity, the Committee approved the following compensation actions for our NEOs:
•Approved an increase in Mr. Niew’s 2023 base salary from $725,000 to $750,000 and an increase in LTIP award values from $3,700,000 to $3,900,000, to better align Mr. Niew’s total compensation with the peer group median. Consistent with the prior two years, Mr. Niew’s LTIP is a mix of 55% PSUs and 45% RSUs.
•Approved an increase in Mr. Anderson's 2023 annual incentive target from 70% to 75% and an increase in LTIP award values from $1,200,000 to $1,300,000, to better align Mr. Anderson's total compensation with the peer group median. Mr. Anderson’s LTIP mix for 2022 remained unchanged at 50% PSUs and 50% RSUs, the same LTIP mix as the other named executive officers (with the exception of Mr. Niew).
•Approved an increase in Mr. Perna’s 2023 annual incentive target from 60% to 70%, to better align Mr. Perna's total compensation with the peer group median. Mr. Perna’s base salary and LTIP award values remained unchanged from 2022.
In line with our financial performance and our pay-for-performance philosophy, the Committee also approved the following payouts for 2023 incentive plans:
•Mr. Niew’s 2023 annual bonus was paid at 60% of target;
•2023 annual bonuses for each of the other NEOs were also paid at 60% of target; and
•Certified the payout of the 2021 PSUs at 86.7% of the target award for Mr. Niew and the other NEOs, as the performance period completed on February 1, 2024.
Shareholder Support on Executive Compensation
At the 2023 annual meeting, approximately 91% of the shareholders voting at the meeting approved, on an advisory basis, the compensation paid to Knowles’ named executive officers in 2022. The Compensation Committee will continue to consider shareholder feedback and the results of say-on-pay votes when making future compensation decisions.
Executive Compensation Program Overview
Philosophy and Objectives
Knowles' executive compensation program is designed to achieve the following key objectives:

Long-Term Focus
Our compensation structure emphasizes long-term stock-based components, reinforcing a commitment to strategic, long-term goals and shareholder value creation. Short-term incentives are designed within the context of multi-year business plans, driving a sustained focus on growth.

Pay for Performance
Variable compensation for senior leaders closely links to both individual and company performance metrics, including operational and financial outcomes. Payout is rooted in pre-defined objectives that reflect our overarching business strategies and priorities.

Attract and Retain Key Talent
We provide competitive compensation programs that attract and retain talented executives with a strong track record of success, assuring a high performing and stable leadership team. We continue to monitor market trends and align compensation programs with market where relevant.

Risk Mitigation	Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.

Executive Compensation Program Structure
Our executive total direct compensation ("TDC") is composed of base salary, annual cash incentives and long-term incentives. The table below describes the structure of our 2023 compensation program and key element features:

Pay Element	Purpose	Characteristics
Base Salary (See page 34)	Rewards day-to-day performance and standard job duties.	Cash •Determined based on executive's responsibilities, performance, skills and experience relative to market data
Annual Incentive ("AIP") (See page 35)	Designed to motivate and reward executives for achieving specific, pre-established financial and individual strategic goals.	Cash •Comprised of a company financial performance component, and an individual strategic objective component
Long-Term Incentives ("LTIP" or "LTI") (See page 39)	Designed to motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives.
Performance Stock Units (PSUs)
•3-year relative total shareholder return ("r-TSR") against component companies in Russell 2000 Index
•A holding period of one year following settlement of the PSUs

Restricted Stock Units (RSUs)
•Value realized depends on long-term stock price performance
•Delivered in shares over three-year vesting period subject to continued employment

Pay-for-Performance Emphasis
Pay-for-Performance is a core tenet of Knowles' executive compensation program. Knowles' focus on pay-for-performance is best demonstrated through the structure of our executive compensation program, where the majority of executive pay is at risk and variable, based on a combination of annual and long-term performance factors and Knowles' stock price performance.
As shown below for 2023, 86% of Mr. Niew's TDC and, on average, 72% of the TDC for the other NEOs was at risk and variable. In addition, 70% of Mr. Niew's TDC and, on average, 53% of the TDC for the other NEOs was equity-based and, therefore, aligned with interests of shareholders.

The LTIP is delivered through a mixture of performance share units ("PSUs") and restricted stock units ("RSUs") as shown below.

Our Compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The chart below demonstrates the strong linkage of our compensation design and pay-for-performance, by comparing the CEO's target and realizable TDC for the last three fiscal years. As a significant portion of the TDC is tied to LTIP award values, the difference between target and realizable TDC closely mirrors the stock price change between the grant date and the year-end. In addition, in years where financial performance was above expectations, as it was in 2021, cash incentive payout was above target, whereas in years financial performance was below expectation, cash incentive payout was reduced, as it was in 2022 and 2023.

__________
(1)Target base salary and AIP values are the target amounts for each year. Target LTI value for each year is based on the grant date value (calculated based on the grant date closing stock price) of equity granted in that year, where the value for PSUs assumes payout at 100%. The grant date closing stock price was $20.60 in 2021, $21.14 in 2022 and $19.09 in 2023.
(2)Realizable base salary and AIP values are the actual amounts paid for each year. Note that the realized LTI values shown above do not align to what is reported in the Summary Compensation Table because realizable LTI value for each year is based on Knowles December 31, 2023 closing stock price of $17.91. The realizable value for PSUs granted in 2021 was adjusted to reflect the recent payout at 86.7% of target. The realizable value shown for PSUs granted in 2022 and 2023 (for which the performance period has not ended) assumes payout at 100%.

Elements of Executive Compensation
2023 NEO Total Target Compensation Overview
The table below presents the total target compensation by element for each NEO for the 2023 executive compensation program. For more information on these elements of compensation, please see each individual section below.

2023 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Long-Term Incentive	Total
Jeffrey Niew	$750,000	$900,000	$3,900,000	$5,550,000
John Anderson	$450,000	$337,500	$1,300,000	$2,087,500
Raymond Cabrera	$350,000	$210,000	$600,000	$1,160,000
Daniel Giesecke	$450,000	$315,000	$800,000	$1,565,000
Robert Perna	$450,000	$315,000	$700,000	$1,465,000

Base Salary
Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive's responsibilities, performance, skills, and experience as compared with relevant market data. The table below compares each executive's target 2022 and 2023 annual base salaries.

Executive	2022 Base Salary	2023 Base Salary
Jeffrey Niew	$725,000	$750,000
John Anderson	$450,000	$450,000
Raymond Cabrera	$350,000	$350,000
Daniel Giesecke	$450,000	$450,000
Robert Perna	$450,000	$450,000
__________
(1)Mr. Niew received an increase from $725,000 to $750,000 effective February 6, 2023 to align his base salary with the market median.

Annual Incentive Plan
Structure
Knowles' annual incentive plan ("AIP") is designed to motivate and reward executives for achieving financial and individual objectives. The Compensation Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles' shareholders.

Components	2023 Key Factors
Financial Performance Bonus 80% of Total
•Based on performance measured against weighted individual business segments' financial goals established at the beginning of the fiscal year. The AIP payout is weighted 35% MSA, 35% PD, and 30% CMM.
•MSA and PD financial goal elements were Adjusted EBIT Margin (35%), Revenue (35%), and Free Cash Flow Margin (30%). CMM financial goal elements were Non-GAAP Gross Margin (35%), Revenue (35%), and Free Cash Flow Margin (30%).
•Payout determined by comparing performance against three levels: threshold (25% payout), target (100% payout), and maximum (200% payout) (1)
•Corporate financial performance payout is capped at 50% of target if company-wide adjusted EBIT is below a pre-established threshold

Individual Strategic Objectives Bonus 20% of Total
•Measured against individual performance criteria
•Each NEO’s payout was determined by comparing individual performance against specific individual goals set at the beginning of 2023
•Payouts can range from 0% to 200% depending on the NEO’s performance against individual strategic objectives

__________
(1)CMM goals were established as first half (January to June) and second half (July to December) in response to uncertain market conditions at the beginning of the performance period, with an emphasized latter half weighted at 70% and full-year target payout of approximately 80% of target and maximum payout of approximately 130% of target.

Target Amounts
The NEOs' annual incentive targets are defined as a percentage of their base salaries and are determined based on each individual's responsibilities, skills, and experience as compared with relevant market data.
For 2023, the Compensation Committee approved increases in the annual incentive target as a percent of salary for Mr. Anderson from 70% to 75% and for Mr. Perna from 60% to 70%. The incentive target as a percent of salary for other NEOs did not change; however, Mr. Niew’s target dollar value increased due to his base salary increase. The following table compares each executive's 2022 and 2023 annual incentive targets.

Executive	2022 Annual Incentive Target		2023 Annual Incentive Target
	% of Salary	$	% of Salary	$
Jeffrey Niew	120%	$870,000	120%	$900,000
John Anderson	70%	$315,000	75%	$337,500
Raymond Cabrera	60%	$210,000	60%	$210,000
Daniel Giesecke	70%	$315,000	70%	$315,000
Robert Perna	60%	$270,000	70%	$315,000

Annual Incentive Plan Results
Financial Performance
The Compensation Committee set the 2023 annual financial and individual strategic incentive targets to be reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve in light of historical performance and the company business forecast.
The following table outlines our 2023 annual financial incentive goals, and actual performance as measured against those goals for our MSA business segment. MSA's financial results represent 35% of the total AIP payout for our NEOs.

Performance Measure[1]	Goals				Results as a % of Target
	Threshold (25%)	Target (100%)	Maximum (200%)	Actual results
Revenue ($M)	$207.0	$230.0	$248.4	$230.0	123.2% for all NEOs
Adj. EBIT Margin	30.3%	37.9%	45.5%	38.6%
FCF Margin	28.2%	35.2%	42.2%	39.8%
__________
(1)    See Appendix C for a reconciliation of Adjusted EBIT Margin and Free Cash Flow Margin to the most directly comparable GAAP measure.
The following table outlines our 2023 annual financial incentive goals, and actual performance as measured against those goals for our PD business segment. For AIP purposes, financial results attributable to the Cornell Dubilier business, which we acquired in November 2023, have been excluded from PD's financial results. PD's financial results represent 35% of the total AIP payout for our NEOs.

Performance Measure[1]	Goals				Results as a % of Target
	Threshold (25%)	Target (100%)	Maximum (200%)	Actual results
Revenue ($M)	$236.3	$262.6	$283.6	$201.1	0.0% for all NEOs
Adj. EBIT Margin	21.9%	27.4%	32.9%	18.8%
FCF Margin	18.6%	23.2%	27.8%	19.1%
__________
(1)    See Appendix C for a reconciliation of Adjusted EBIT Margin and Free Cash Flow Margin to the most directly comparable GAAP measure.
The following table outlines our 2023 annual financial incentive goals, and actual performance as measured against those goals for our CMM business segment. In response to uncertain market conditions at the beginning of the performance period, CMM's goals were established as first half (January through June) and second half (July through December). Emphasis was on the second half, which was weighted at 70%, and the full-year target payout was capped at approximately 80% of target and the full-year maximum payout was capped at approximately 130% of target. For AIP purposes, financial results attributable to our Intelligent Audio product line have been excluded from CMM's financial results. CMM's financial results represent 30% of the total AIP payout for our NEOs.

Performance Period	Performance Measure[1]	Goals				Period Results as a % of Target	Full Year Results as a % of Target
		Threshold (25%)	Target (100%)	Maximum (200%)	Actual results
January - June	Revenue ($M)	$108.0	$120.0	$129.6	$108.8	32.2%	89.0% for all NEOs
	Non-GAAP Gross Profit Margin	18.2%	22.7%	27.2%	24.2%
	FCF Margin	1.8%	2.2%	2.9%	3.3%
Performance Period	Performance Measure[1]	Goals				Period Results as a % of Target
		Threshold (25%)	Target (70%)	Maximum (100%)	Actual results
July - December	Revenue ($M)	$126.9	$141.0	$170.0	$145.3	56.8%
	Non-GAAP Gross Profit Margin	22.7%	28.4%	34.1%	28.3%
	FCF Margin	17.8%	22.2%	26.6%	30.4%
__________
(1)    For AIP purposes, CMM's Non-GAAP Gross Profit Margin results exclude a gain on the sale of certain fixed assets. See Appendix C for a reconciliation of Non-GAAP Gross Profit Margin and Free Cash Flow Margin to the most directly comparable GAAP measure.
In addition to the above financial goals, there is an Adjusted EBIT threshold that must be met or the corporate financial payout is capped at 50% of target. For 2023, the Adjusted EBIT threshold was $105.0 million. The actual Adjusted EBIT, for purposes of assessing performance against annual incentive goals, was approximately $103.2 million (which excludes approximately $2.6 million in Adjusted EBIT attributable to Cornell Dubilier, which we acquired in November 2023). Therefore, the corporate financial payout was capped at 50% for all NEOs.

	BU Performance		BU Weighting		Weighted Performance
MSA	123.2%	×	35%	=	43.1%
PD	0.0%	×	35%	=	0.0%
CMM	89.0%	×	30%	=	26.7%
Overall Company Financial Payout (before applying cap)					69.8%
Overall Company Financial Payout (cap override)					50.0%
The financial component payouts for each NEO are detailed in the table below.

Executive	2023 Financial Performance (80% weighted)
	Target Annual Incentive	×	Financial Component Weighting	×	Payout %	=	Payout $
Jeffrey Niew	900,000		80%		50.0%		$360,000
John Anderson	337,500		80%		50.0%		$135,000
Raymond Cabrera	210,000		80%		50.0%		$84,000
Daniel Giesecke	315,000		80%		50.0%		$126,000
Robert Perna	315,000		80%		50.0%		$126,000
Individual Strategic Objectives
NEOs’ individual strategic objectives are determined based on specific goals at the beginning of the year. The Compensation Committee believes that the individual strategic objectives for each of the NEOs support Knowles' long-term strategic objectives and are indicators of their success in fulfilling their responsibilities to the Company. The set performance levels for these individual strategic objectives were designed to be achievable yet demand strong and consistent performance from each NEO.
Summaries of the specific individual strategic objectives for Mr. Niew and the other NEOs are outlined in the table below:

Executive	2023 Individual Strategic Objectives
Jeffrey Niew	•Corporate Development (10%) •Shareholder engagement (10%)
John Anderson	•Execute capital deployment strategy (10%) •Shareholder engagement (10%)
Raymond Cabrera	•Achieve strategic global human resources goals and execute the Company's Diversity, Equity & Inclusion strategy (10%) •Achieve strategic global information technology goals (10%)
Daniel Giesecke	•Achieve global operations value creation targets (6%) •Factory optimization (6%) •Maximize consolidated free cash flow (8%)
Robert Perna	•Support capital allocation and business segment strategic objectives (10%) •Achieve key legal department operating goals (5%) •Support business unit strategic and ESG initiatives (5%)

Each personal objective is given a rating from "Did Not Achieve" to "Far Exceeded," with corresponding payouts levels as below:

Individual Strategic Objectives Rating	2023 Payout Level
Far Exceeded	200%
Exceeded	150%
Target	100%
Achieved Most Not All	50%
Did Not Achieve	0%
The CEO recommended, and the Compensation Committee approved, the 2023 individual performance and payout levels for each of the NEOs other than himself. The Compensation Committee met with the CEO in January 2024 to evaluate his performance against his strategic objectives. The Compensation Committee determined the individual performance for the CEO and recommended the CEO’s payout level to the independent directors. The individual component payouts for each NEO are detailed in the table below.

Executive		2023 Individual Strategic Objectives (20% weighted)
	Overall Rating	Target Annual Incentive	×	Individual Component Weighting	×	Payout %	=	Payout $
Jeffrey Niew	Target	$900,000		20%		100%		$180,000
John Anderson	Target	$337,500		20%		100%		$67,500
Raymond Cabrera	Target	$210,000		20%		100%		$42,000
Daniel Giesecke	Target	$315,000		20%		100%		$63,000
Robert Perna	Target	$315,000		20%		100%		$63,000

2023 AIP Payout
The table below presents the target annual incentive amounts, the payouts for both financial and individual components, as well as the total payout relative to target annual incentive.

Executive		2023 Annual Incentive Payout
	2023 Annual Incentive Target	Financial Payout	Individual Payout	Total Payout	Total Payout (% of Target)
Jeffrey Niew	$900,000	360,000	$180,000	$540,000	60.0%
John Anderson	$337,500	135,000	$67,500	$202,500	60.0%
Raymond Cabrera	$210,000	84,000	$42,000	$126,000	60.0%
Daniel Giesecke	$315,000	126,000	$63,000	$189,000	60.0%
Robert Perna	$315,000	126,000	$63,000	$189,000	60.0%

Long-Term Incentives
The Company's Long-Term Incentive Plan ("LTIP") is designed to motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives. The value of the 2023 annual long-term incentive grants is based on each executive's responsibilities, skills, and experience as compared with relevant market data. Consistent with the prior two years, the 2023 LTIP was delivered through a mixture of performance share units and restricted stock units as shown below.
Since 2020, we have used the same PSU award design, using a 3-year relative total shareholder return ("r-TSR") as the sole measure. Knowles relative TSR percentile is determined by ranking the component companies of the Russell 2000 Index (including us) from the highest to the lowest according to their respective TSR for the performance period, then calculating our TSR percentile ranking relative to other companies among the group. Payment is delivered in common stock shares and follows the below schedule:

Knowles' Relative TSR Ranking	PSU Payout %
75th percentile or higher	225%
50th percentile	100%
25th percentile	25%
Below 25th percentile	0%

If the Company’s TSR at the end of the performance period is negative, then the maximum payout shall be limited to 100% of target PSUs. The r-TSR payout for any ranking that is not indicated in the above table will be interpolated linearly using the two closest data points in the above table. A holding period of one-year is required following settlement of the PSUs. In addition, the maximum value of the PSUs paid is capped at five times the target number of PSUs multiplied by the original grant date closing price.

2021 PSU Payout
The performance period for the PSUs awarded in 2021 completed on February 1, 2024. By the end of performance period for the 2021 PSUs, our relative TSR ranking was at 46th percentile, resulting in a payout of 86.7%. The Committee certified the 2021 PSU awards final payout to our NEOs as the table shows below:

Executive	Number of PSUs Granted	Payout %	Payout Shares
Jeffrey Niew	98,786	86.7%	85,647
John Anderson	24,272	86.7%	21,044
Raymond Cabrera	14,563	86.7%	12,626
Daniel Giesecke	19,417	86.7%	16,835
Robert Perna	16,990	86.7%	14,730

2023 LTIP Grants
The following table compares the annual equity awards granted to NEOs in 2022 and in 2023. The 2023 PSUs and RSUs were granted to the NEOs on February 6, 2023. Following a review of market data and taking into consideration company and individual performance, as well as equity grant levels among executives, the Committee decided to increase the LTIP award target value for Mr. Niew from $3,700,000 to $3,900,000, and for Mr. Anderson from $1,200,000 to $1,300,000 to better align with the peer group median. The other NEOs' LTI target values remain unchanged from 2022.

Executive	2022 Annual Grants			2023 Annual Grants
	RSUs	PSUs	Total	RSUs (1)	PSUs (1)	Total
Jeffrey Niew	$1,665,000	$2,035,000	$3,700,000	$1,755,000	$2,145,000	$3,900,000
John Anderson	$600,000	$600,000	$1,200,000	$650,000	$650,000	$1,300,000
Raymond Cabrera	$300,000	$300,000	$600,000	$300,000	$300,000	$600,000
Daniel Giesecke	$400,000	$400,000	$800,000	$400,000	$400,000	$800,000
Robert Perna	$350,000	$350,000	$700,000	$350,000	$350,000	$700,000
__________
(1)Reflects target value of awards on the date of grant. Amounts shown in the "Stock Awards" column of the Summary Compensation Table represent grant date fair value determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation.

Compensation Program Governance
Pay Governance
The following highlights of our executive compensation describe the sound governance practices applicable to the NEOs that the Compensation Committee believes support our pay-for-performance philosophy and best serve the interests of our shareholders:

☑ What We Do	☒ What We Don't Do

✔We deliver a significant portion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company’s long-term business plan.
✔Payouts for cash incentives and PSUs are capped.
✔We have multi-year vesting periods for equity awards.
✔We perform market comparisons of executive compensation against a relevant peer group.
✔We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the company.
✔We have double-trigger vesting for equity awards in the event of a change-in-control.
✔We maintain stock ownership guidelines (CEO: 4x base salary; Other NEOs 2x base salary).
✔We maintain a formal incentive clawback policy.
✔The Compensation Committee regularly meets in executive session without any members of management present.
✔We hold an annual “say on pay” vote.
✔We maintain an annual shareholder engagement process.

×We do not allow repricing of underwater stock options without shareholder approval.
×We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
×We do not provide for tax gross-ups upon a change-in-control.
×We do not have employment contracts.
×We do not provide excessive perquisites.

Compensation Planning Cycle
This chart below summarizes the key activities the Compensation Committee conducts throughout the year.

Role of the Compensation Committee
The Compensation Committee, together with the other independent directors, is responsible for structuring our compensation program and approving the compensation of the CEO and other NEOs, among other duties expressed in its charter. The Compensation Committee makes these approvals based on its review of the company and individual performance, input from the CEO with respect to the NEOs other than himself (detailed in this CD&A) and the advice of its independent advisor. Two other key inputs to the Compensation Committee's decision-making process are the current status of the Company's business strategy and the feedback we receive from our shareholders.
Independent Advisor to the Compensation Committee
The Compensation Committee engages Compensia, Inc. ("Compensia") as its independent advisor. Compensia's duties include:
•CEO pay analysis;
~~•~~Peer group review;
•Independent director compensation review;
•Incentive program design; and
•Advising on compensation trends and changes in regulation.
Compensia has been retained by and reports directly to the Compensation Committee. The Compensation Committee assessed Compensia's independence in light of the SEC requirements and NYSE listing standards and determined that Compensia's work did not raise any conflict of interest or independence concerns.
Role of Management
The CEO makes compensation recommendations to the Compensation Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Compensation Committee.
Compensation Peer Group and Market Data
The Compensation Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to the Company and which compete in similar markets for business or talent. The Compensation Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Compensation Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles' financial performance, individual roles and responsibilities and the overall mix of compensation).
The Compensation Committee considers the following general criteria in selecting the compensation peer group:
•Companies that are publicly-traded in the U.S.;
•Companies in the same or similar lines of business;
•Companies that serve similar customers; and
•Companies with revenue of approximately 0.5x to 2.0x Knowles' revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes.
As part of its ongoing review of the executive compensation peer group, the Compensation Committee regularly assesses the peer group against the above criteria and periodically approves updates to the peer group. In July 2022, the Compensation Committee reviewed the peer group in preparation for 2023 compensation decisions and agreed to add Cohu to the peer group.

The following peer group was used for 2023 NEO compensation decisions.

2023 Compensation Peer Group
ADTRAN Alpha and Omega Semiconductor Cirrus Logic Cohu CTS Diodes Extreme Networks FormFactor MACOM Technology Solutions MaxLinear	Methode Electronics NetScout Systems OSI Systems Power Integrations Ribbon Communications Rogers Corporation Semtech SMART Global Holdings Synpatics Viavi Solutions
Compensation Risk Management
We review our compensation programs taking into consideration appropriate governance and risk management practices. Most recently, in October 2023, management analyzed whether Knowles' compensation policies and practices create material risks to the Company. This analysis was reviewed by the Compensation Committee and Compensia, the Compensation Committee's independent compensation consultant. The Compensation Committee was satisfied that Knowles' compensation programs are well structured with strong governance and oversight mechanisms in place to minimize and mitigate potential risks. Certain key risk management policies that pertain to executive compensation are as follows:
•Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders;
•Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;
•Capped payout levels for cash incentives;
•Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and
•Equity compensation that typically vests over a multi-year period to encourage executives to take actions that promote the long-term sustainability of our business.
Other Compensation Topics
Severance and Change-in-Control Benefits
Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in the Knowles' Executive Severance Plan (the "Severance Plan") and Senior Executive Change-In-Control Severance Plan (the "CIC Severance Plan"). We believe these plans help accomplish Knowles' objective of attracting and retaining talented executives and reduce the need to negotiate individual severance arrangements with departing executives. The Compensation Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.
For further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO's employment as of December 31, 2023, please see "2023 Potential Payments upon Termination or Change-in-Control" on page 51 of this Proxy Statement.
Benefits
Our global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. The NEOs are eligible to participate in the same retirement and benefit plans that are generally available to Knowles' employees. The Company provides eligible NEOs with executive life insurance, which we believe is consistent with both peer and competitive pay practices, and is available to us at a reasonable group cost. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with the Company's policies.
Generally, it is the Compensation Committee's philosophy not to provide perquisites to our NEOs except in very limited circumstances. Knowles reimburses each NEO for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity. Knowles executives also have access to tickets to sporting events, which the executives primarily use to recognize and reward their team members.
Retirement and Pension Benefits
Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants' retirement plan accounts based on a percentage of their eligible compensation under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.
Deferred Compensation Plan
In addition, our executive officers and other select management employees are eligible to participate in the Knowles Deferred Compensation Plan, which permits the deferral of base salary, annual bonus, RSUs and PSUs. Knowles implemented the deferred compensation plan to provide a market competitive benefit and help facilitate retirement savings for participants in a cost- and tax-effective way for the company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the CD&A with management.
Based on such review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023.
Compensation Committee:
Keith Barnes (Chair)
Erania Brackett
Daniel Crowley
Cheryl Shavers

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding 2023 and, to the extent required under SEC executive compensation disclosure rules, 2022 and 2021 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey Niew President & Chief Executive Officer	2023	747,596	5,097,770	—	540,000	2,800	23,408	6,411,574
	2022	717,789	4,545,197	—	174,000	—	21,629	5,458,615
	2021	650,000	7,328,950	—	1,000,000	—	20,314	8,999,264
John Anderson Senior Vice President & Chief Financial Officer	2023	450,000	1,662,953	—	202,500	500	20,795	2,336,748
	2022	446,539	1,449,185	—	63,000	—	15,250	1,973,974
	2021	414,000	2,029,762	—	394,592	—	14,500	2,852,854
Raymond Cabrera Senior Vice President, Human Resources & Chief Administrative Officer	2023	350,000	767,521	—	126,000	100	22,353	1,265,974
	2022	348,558	724,592	—	42,000	—	21,103	1,136,253
	2021	333,422	1,217,846	—	263,632	—	16,058	1,830,958
Daniel Giesecke Senior Vice President & Chief Operating Officer	2023	450,000	1,023,345	—	189,000	—	18,286	1,680,631
	2022	445,193	966,106	—	63,000	—	17,036	1,491,335
	2021	400,000	1,581,823	—	395,248	—	16,286	2,393,357
Robert Perna Senior Vice President, General Counsel & Secretary	2023	450,000	895,433	—	189,000	—	20,795	1,555,228
	2022	448,077	845,349	—	54,000	—	19,545	1,366,971
	2021	430,000	1,405,661	—	338,393	—	18,495	2,192,549
__________
(1)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), but excluding the effect of estimated forfeitures. The amounts do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating the amounts reported. The amounts included for the PSUs granted in February 2023 are calculated based on the probable satisfaction of the performance conditions for such awards as of the grant date. Assuming the highest level of performance is achieved for the PSUs, the maximum grant date fair value of the 2023 PSUs would be as follows: Mr. Niew: $7,521,233; Mr. Anderson: $2,279,156; Mr. Cabrera: $1,051,922; Mr. Giesecke: $1,402,542; and Mr. Perna: $1,227,233.
(2)The 2023 amounts represent the annual incentive bonus received by each NEO under the Knowles Annual Incentive Plan based on performance in 2023 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 35 of this Proxy Statement and the estimated possible threshold, target, and maximum amounts for the incentive awards are reflected in the table “Grants of Plan-Based Awards in 2023” on page 47 of this Proxy Statement.
(3)Amounts represent changes in the present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described below under "Knowles Pension Replacement Plan" on page 50 of this Proxy Statement.
(4)Amounts included in this column for 2023 are set forth by category in the “2023 All Other Compensation Table” below.

2023 All Other Compensation Table

Name	401(k) Match ($)	Executive Life Insurance ($)	Physical Examination ($)	Total ($)
Jeffrey Niew	16,500	6,908	—	23,408
John Anderson	16,500	—	4,295	20,795
Raymond Cabrera	16,500	1,558	4,295	22,353
Daniel Giesecke	16,500	1,786	—	18,286
Robert Perna	16,500	—	4,295	20,795

Grants of Plan-Based Awards in 2023
The following table shows information regarding the awards made to our NEOs in 2023.

Name	Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Niew	Restricted Stock Units	(2)	2/6/2023							91,933	1,755,001
	Performance Share Units	(3)	2/6/2023				28,091	112,362	252,815		3,342,770
	Annual Incentive Plan	(4)		54,000	900,000	1,800,000
John Anderson	Restricted Stock Units	(2)	2/6/2023							34,049	649,995
	Performance Share Units	(3)	2/6/2023				8,512	34,049	76,610		1,012,958
	Annual Incentive Plan	(4)		20,250	337,500	675,000
Raymond Cabrera	Restricted Stock Units	(2)	2/6/2023							15,715	299,999
	Performance Share Units	(3)	2/6/2023				3,929	15,715	35,359		467,521
	Annual Incentive Plan	(4)		12,600	210,000	420,000
Daniel Giesecke	Restricted Stock Units	(2)	2/6/2023							20,953	399,993
	Performance Share Units	(3)	2/6/2023				5,238	20,953	47,144		623,352
	Annual Incentive Plan	(4)		18,900	315,000	630,000
Robert Perna	Restricted Stock Units	(2)	2/6/2023							18,334	349,996
	Performance Share Units	(3)	2/6/2023				4,584	18,334	41,252		545,437
	Annual Incentive Plan	(4)		18,900	315,000	630,000
__________
(1)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The amounts do not correspond to the actual value that might be realized by the NEOs.
(2)This RSU grant was made as part of the 2023 annual long-term incentive grant process. These RSUs vest in three equal installments (subject to rounding of partial shares) each year on the anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.
(3)This PSU grant was made as part of the 2023 annual long-term incentive grant process. The PSUs will be paid out in shares of Knowles common stock at the end of the three-year performance period based on Knowles relative total shareholder return performance ranked against the component companies of the Russell 2000 Index during the 2023 to 2026 performance period. The threshold, target and maximum amounts assume 25%, 100% and 225%, respectively, satisfaction of the PSU goals.
(4)The amounts shown in this row reflect the potential payout at threshold, target and maximum for 2023 performance under the Knowles Annual Incentive Plan (the "AIP"). The actual AIP award amount for the 2023 performance year paid in February 2024 is disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2023
The following table provides information about equity awards made to the NEOs that are outstanding as of December 31, 2023, including outstanding stock option awards, unvested RSUs, and unvested PSUs held by each of the NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of unearned shares, units or other rights that have not vested ($)(1)
Jeffrey Niew	156,018		19.28	02/15/2024				98,786	(5)	1,769,257
	157,699		14.29	02/15/2025	26,942	(2)	482,531	96,263	(6)	1,724,070
	136,656		16.07	02/19/2026	52,508	(3)	940,418	112,362	(7)	2,012,403
	142,857		16.77	02/09/2027	91,933	(4)	1,646,520
John Anderson	34,825		19.28	02/15/2024				24,272	(5)	434,712
	46,382		14.29	02/15/2025	8,091	(2)	144,910	28,382	(6)	508,322
	40,193		16.07	02/19/2026	18,922	(3)	338,893	34,049	(7)	609,818
	42,017		16.77	02/09/2027	34,049	(4)	609,818
Raymond Cabrera	18,574		19.28	02/15/2024				14,563	(5)	260,823
	27,829		14.29	02/15/2025	4,855	(2)	86,953	14,191	(6)	254,161
	24,116		16.07	02/19/2026	9,461	(3)	169,447	15,715	(7)	281,456
	25,210		16.77	02/09/2027	15,715	(4)	281,456
Daniel Giesecke	27,860		19.28	02/15/2024				19,417	(5)	347,758
	34,787		14.29	02/15/2025	6,473	(2)	115,931	18,921	(6)	338,875
	30,145		16.07	02/19/2026	12,614	(3)	225,917	20,953	(7)	375,268
	31,513		16.77	02/09/2027	20,953	(4)	375,268
Robert Perna	26,718		17.39	05/12/2026	5,664	(2)	101,442	16,990	(5)	304,291
	29,412		16.77	02/09/2027	11,038	(3)	197,691	16,556	(6)	296,518
					18,334	(4)	328,362	18,334	(7)	328,362
__________
(1)Based on a December 31, 2023 closing Knowles stock price of $17.91 per share.
(2)The remaining RSUs subject to this award vested on February 8, 2024.
(3)One-half of the remaining RSUs subject to this award vested on February 7, 2024, and the other half is scheduled to vest on February 7, 2025, provided the NEO continues to be employed with Knowles through the vesting date.
(4)The remaining RSUs subject to this award are scheduled to vest ratably in three annual installments commencing on February 6, 2024, provided the NEO continues to be employed with Knowles through the vesting date.
(5)The PSUs subject to this award vested on February 1, 2024 at 86.7% of target. The disclosed number of PSUs reflect vesting at target amount because the Company’s relative TSR performance for those awards exceeded the threshold performance level. The number of units were earned and vested as a result of the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2021). See "Executive Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentives," beginning on page 39.
(6)The PSUs subject to this award vest on February 1, 2025, provided that the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. The disclosed number of PSUs reflect vesting at target amount based on the trend in performance. The number of units, if any, that are ultimately earned and vest will be between 0% and 225% of the target number of PSUs, depending on the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2022). See "Executive Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentives," beginning on page 39.
(7)The PSUs subject to this award vest on February 1, 2026, provided that the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. The disclosed number of PSUs reflect vesting at target amount based on the trend in performance. The number of units, if any, that are ultimately earned and vest will be between 0% and 225% of the target number of PSUs, depending on the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2023). See "Executive Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentives," beginning on page 39.

Option Exercises and Stock Vested in 2023
The following table provides additional information regarding stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, for each NEO during fiscal year 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Jeffrey Niew	231,915	1,454,107	118,647		2,206,746
John Anderson	—	—	36,802	(3)	685,361
Raymond Cabrera	—	—	21,135		393,163
Daniel Giesecke	47,872	321,221	27,217		506,581
Robert Perna	—	—	14,660	(4)	458,681
__________
(1)Amount represents gross number of shares of common stock vested and is not reduced by shares withheld by the Company for tax purposes.
(2)Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.
(3)Includes 4,045 fully vested deferred restricted stock units. As elected by Mr. Anderson, these shares will be deferred until January 31, 2026.
(4)Includes 9,142 fully vested deferred restricted stock units and 9,997 fully vested deferred performance stock units. As elected by Mr. Perna, these shares will be deferred until his separation from service with Knowles.

2023 Nonqualified Deferred Compensation
Under the Knowles Deferred Compensation plan ("Knowles DCP"), eligible participants may defer a portion of his or her eligible compensation (up to 75% of base salary, up to 100% of eligible bonus, and up to 100% of restricted stock units and performance share unit grants) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. Participants in the deferred compensation plan may select from a subset of the investment elections available to all eligible employees under Knowles's tax-qualified Section 401(k) plan for their cash deferrals (base salary and/or annual bonus). Generally, deferred amounts will be distributed from the plan only on account of termination of service, disability, death or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code. A payment may not be designated for a calendar year after the year in which a participant attains the age of 75.
In addition, the Company continues to administer the Knowles Corporation Executive Deferred Compensation Plan ("Legacy Knowles EDCP"), which is a legacy plan from Dover Corporation. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Name	Plan Name	Executive contributions in Last FY ($)(1)		Registrant contributions in Last FY ($)	Aggregate earnings in Last FY ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey New	Knowles DCP	68,469		—	24,868	(141,620)	117,915
	Legacy Knowles EDCP	—		—	32,005	—	187,112
John Anderson	Knowles DCP	76,127	(3)	—	25,201	(190,144)	349,890
Raymond Cabrera	Knowles DCP	—		—	—	—	—
Daniel Giesecke	Knowles DCP	107,266		—	10,252	—	117,517
	Legacy Knowles EDCP	—		—	22,512	—	124,470
Robert Perna	Knowles DCP	379,678	(4)	—	32,864	—	730,020
__________
(1)The amounts in this column represent employee compensation deferrals that are included in the Summary Compensation Table for fiscal year 2023 under the "Salary" and/or "Non-Equity Incentive Plan Compensation" columns.
(2)These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.
(3)Includes the value of Mr. Anderson's fully vested deferred restricted stock units based on the Knowles closing stock price on the vesting date.
(4)Includes the value of Mr. Perna's fully vested deferred restricted stock units and performance stock units based on the Knowles closing stock price on the vesting date.

Knowles Pension Replacement Plan
When Knowles was spun-off from Dover, we retained the Knowles Pension Replacement Plan ("Knowles PRP"), which is a frozen non-qualified pension plan for tax purposes.
Benefits accrued under the Knowles PRP reflect service while the respective NEOs were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.
As of January 1, 2014, all of Knowles NEOs who participate in the Knowles PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for "cause" (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).
Normal retirement age for the Knowles PRP is age 65. Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.

Pension Benefits Through 2023

Executive	Plan Name	Number of Years of Credited Service (1)	Normal Retirement Age	Present Value of Accumulated Benefits (2)	Payment made during Last Fiscal Year
Jeffrey Niew	Knowles PRP	8.3	65	438,000	—
John Anderson	Knowles PRP	4.3	65	25,800	—
Raymond Cabrera	Knowles PRP	8.3	65	19,000	—
Daniel Giesecke (3)	Knowles PRP	8.3	65	—	—
Robert Perna (4)	N/A	N/A	N/A	N/A	N/A
__________
(1)Years of service are only credited through the December 31, 2013 plan freeze.
(2)The present value of the accumulated benefit is shown as of December 31, 2023. The values assume retirement occurring at the greater of age 65 or the executive's current age, applicability of the PRI-2012 Generational Mortality Table, and a discount rate of 5.70%.
(3)As of December 31, 2013, the value of Mr. Giesecke's off-setting benefits was greater than the gross Knowles PRP benefit, therefore Mr. Giesecke was not entitled to a benefit under the frozen Knowles PRP.
(4)Not eligible for the Knowles Pension Replacement Plan.

2023 Potential Payments upon Termination or Change-in-Control
The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive's employment or a change-in-control as of December 31, 2023.
Knowles has in place the Severance Plan and the CIC Severance Plan. The Severance Plan creates a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles' executive severance practices. The CIC Severance Plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market best practices. All of Knowles' NEOs are eligible to participate in both the Severance Plan and the CIC Severance Plan as of December 31, 2023.
Potential Severance Payments Upon Termination
The Severance Plan provides that if a covered executive's employment is terminated without cause (as defined in the Severance Plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:
•12 months of salary continuation;
•12 months of company-provided healthcare benefit continuation;
•A prorated portion of the target annual incentive bonus for time worked during the year;
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the termination; and
•Under Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officers.
In the event of death, disability or retirement, the NEO would also be entitled to the following:
•Stock options or SSARs unvested at the date of termination would become vested and exercisable;
•Restricted Stock or RSUs unvested at the date of termination would become vested (in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement); and
•Performance shares or PSUs unvested at the date of termination would become vested (on a pro-rata basis in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement).
The table below shows the aggregate amount of potential payments and other benefits that each of Knowles' NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2023. The amounts shown assume that termination was effective as of December 31, 2023, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive's termination of employment.

	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($) (2)		For Death or Disability ($)

Jeffrey Niew
Cash severance	—		1,650,000	(3)	—		—		—
Unvested RSUs	—		—		—		3,069,469	(4)	3,069,469	(4)
Unvested PSUs	—		—		—		3,736,474	(5)	1,690,807	(5)
Retirement plan payments	446,152	(6)	446,152	(6)	—		446,152	(6)	446,152	(6)
Deferred comp plans	305,027	(7)	305,027	(7)	305,027	(7)	305,027	(7)	305,027	(7)
Health and welfare benefits	—		15,389	(8)	—		—		—
Total:	751,179		2,416,568		305,027		7,557,122		5,511,455

John Anderson
Cash severance	—		787,500	(3)	—		—		—
Unvested RSUs	—		—		—		1,093,621	(4)	1,093,621	(4)
Unvested PSUs	—		—		—		1,118,139	(5)	503,448	(5)
Retirement plan payments	25,426	(6)	25,426	(6)	—		25,426	(6)	25,426	(6)
Deferred comp plans	349,890	(7)	349,890	(7)	349,890	(7)	349,890	(7)	349,890	(7)
Health and welfare benefits	—		21,812	(8)	—		—		—
Total:	375,316		1,184,629		349,890		2,587,076		1,972,385

Raymond Cabrera
Cash severance	—		560,000	(3)	—		—		—
Unvested RSUs	—		—		—		537,856	(4)	537,856	(4)
Unvested PSUs	—		—		—		535,616	(5)	244,705	(5)
Retirement plan payments	19,393	(6)	19,393	(6)	—		19,393	(6)	19,393	(6)
Deferred comp plans	—	(7)	—	(7)	—	(6)	—	(7)	—	(7)
Health and welfare benefits	—		21,632	(8)	—		—		—
Total:	19,393		601,025		—		1,092,865		801,954

Daniel Giesecke
Cash severance	—		765,000	(3)	—		—		—
Unvested RSUs	—		—		—		717,116	(4)	717,116	(4)
Unvested PSUs	—		—		—		714,143	(5)	326,268	(5)
Retirement plan payments	—	(6)	—	(6)	—		—	(6)	—	(6)
Deferred comp plans	241,988	(7)	241,988	(7)	241,988	(7)	241,988	(7)	241,988	(7)
Health and welfare benefits	—		22,877	(8)	—		—		—
Total:	241,988		1,029,865		241,988		1,673,247		1,285,372

Robert Perna
Cash severance	—		765,000	(3)	—		—		—
Unvested RSUs	—		—		—		627,495	(4)	627,495	(4)
Unvested PSUs	—		—		—		624,880	(5)	285,486	(5)
Retirement plan payments	—	(6)	—	(6)	—		—	(6)	—	(6)
Deferred comp plans	730,020	(7)	730,020	(7)	730,020	(7)	730,020	(7)	730,020	(7)
Health and welfare benefits	—		22,877	(8)	—		—		—
Total:	730,020		1,517,897		730,020		1,982,395		1,643,001

__________
(1)An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP in accordance with the PRP terms.
(2)Retirement is having attained the age at least 62 and completed at least five (5) years of service with the Company.
(3)This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year’s target bonus for a termination December 31, 2023).
(4)Restricted stock units ("RSUs") would vest in the event of death or disability. In the event of retirement, the RSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2023 stock closing price of $17.91 per share.
(5)Performance share units ("PSUs") would vest in the event of death or disability on a pro-rata basis. In the event of retirement, the PSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2023 stock closing price of $17.91 per share.
(6)Reflects benefits accrued under the Knowles PRP as of December 31, 2023. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the Knowles PRP.
(7)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2023; no increase in such benefits would result from the termination event.
(8)Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.
Potential Payments Following a Change-in-Control
Under the CIC Severance Plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within 3 months prior to, upon or within 18 months following the date of a change-in-control. However, rights of an executive under the Equity and Cash Incentive Plan, the Deferred Compensation Plan, the PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.
The CIC Severance Plan, the Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the change-in-control; and
•Under the Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.
In the event of a qualified termination within 3 months prior to, upon or within 18 months following the date of a change-in-control, the NEOs would generally be entitled to the following additional benefits:
•A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive's annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher;
•A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year;
•All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan;
•All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan; and
•Performance shares or PSUs unvested as of the date of termination would become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan.
Under the CIC Severance Plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC Severance Plan provides for a "best net" treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of (i) the after-tax benefit, net of any excise taxes or (ii) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.
The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2023, both with and without a termination.

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Jeffrey Niew
Cash severance	—		3,300,000	(1)
Unvested RSUs	—		3,069,469	(2)
Unvested PSUs	—		3,736,474	(3)
Retirement plan payments	446,152	(4)	446,152	(4)
Deferred comp plans	305,027	(5)	305,027	(5)
Health and welfare benefits	—		15,389	(6)
Total:	751,179		10,872,511

John Anderson
Cash severance	—		1,575,000	(1)
Unvested RSUs	—		1,093,621	(2)
Unvested PSUs	—		1,118,139	(3)
Retirement plan payments	25,426	(4)	25,426	(4)
Deferred comp plans	349,890	(5)	349,890	(5)
Health and welfare benefits	—		21,812	(6)
Total:	375,316		4,183,889

Raymond Cabrera
Cash severance	—		1,120,000	(1)
Unvested RSUs	—		537,856	(2)
Unvested PSUs	—		535,616	(3)
Retirement plan payments	19,393	(4)	19,393	(4)
Deferred comp plans	—	(5)	—	(5)
Health and welfare benefits	—		21,632	(6)
Total:	19,393		2,234,498

Daniel Giesecke
Cash severance	—		1,530,000	(1)
Unvested RSUs	—		717,116	(2)
Unvested PSUs	—		714,143	(3)
Retirement plan payments	—	(4)	—	(4)
Deferred comp plans	241,988	(5)	241,988	(5)
Health and welfare benefits	—		22,877	(6)
Total:	241,988		3,226,124

Robert Perna
Cash severance	—		1,530,000	(1)
Unvested RSUs	—		627,495	(2)
Unvested PSUs	—		624,880	(3)
Retirement plan payments	—	(4)	—	(4)
Deferred comp plans	730,020	(5)	730,020	(5)
Health and welfare benefits	—		22,877	(6)
Total:	730,020		3,535,272

__________
(1)Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.
(2)All unvested restricted stock units ("RSUs") will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2023 stock closing price of $17.91 per share.

(3)Unvested performance shares units ("PSUs") includes PSUs granted in 2022 and 2023, and will be settled within 60 days in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the target levels and the December 31, 2023 stock closing price of $17.91 per share.
(4)Reflects benefits accrued under the Knowles PRP as of December 31, 2023. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the Knowles PRP.
(5)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2023; no increase in such benefits would result from the termination event.
(6)Reflects a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Niew, our CEO. To help understand this disclosure, we think it is important to give context to our operations. Approximately 73% of our employees work in Asia, as of December 1, 2023. The majority of these employees work in one of our manufacturing operations. Our ratio, which includes this employee population, is impacted by our strategy to in-source our core manufacturing in Asia and the relationship between competitive pay practices in the region compared to the United States, whereas our peers generally outsource their manufacturing to contract manufacturers in the same region. We believe our in-house manufacturing provides a competitive advantage, especially relative to executing on new product launches.
For 2023,
a.The median of the annual total compensation of all of our employees, other than Mr. Niew, was $9,437;
b.Mr. Niew's annual total compensation, as reported in the Total column of the Summary Compensation Table, was $6,411,574; and
c.Based on this information, the ratio of the annual total compensation of Mr. Niew to the median of the annual total compensation of all employees is estimated to be 679 to 1.
Identification of Median Employee
We selected December 1, 2023 as the date on which to determine our median employee. For purposes of identifying the median employee, we used the base salary and target cash incentive for all full-time, part-time, temporary, and seasonal employees other than our CEO. We selected base salary and target cash incentive as they represent the Company's principal broad-based compensation elements. As of that date, we had approximately 7,700 employees, of which approximately 1,400 were located inside the United States, under this approach.
Using this methodology, we determined that our median employee was a manufacturing employee working in Malaysia. In determining the annual total compensation of the median employee, we calculated such employee's compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs.

Pay Versus Performance
As discussed in the Compensation Discussion and Analysis above, the Compensation Committee has implemented an executive compensation program, where the majority of executive pay is at risk and variable based on a combination of short-term financial targets, individual performance objectives and long-term shareholder value creation. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Executive Compensation Discussion and Analysis" beginning on page 29.

Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($MM)	Company Selected Measure - Free Cash Flow Margin (%) (7)
					Knowles Total Share-holder Return ($)(5)	Peer Group Total Share-holder Return ($)(6)
2023	6,411,574	5,995,151	1,709,645	1,636,092	84.68	150.48	72.4	15.0%
2022	5,458,615	(145,717)	1,492,133	294,474	77.64	119.33	(430.1)	7.1%
2021	8,999,264	12,662,676	2,317,430	3,024,922	110.40	146.75	150.4	15.4%
2020	4,705,185	(3,095,756)	1,382,383	(206,323)	87.14	118.61	6.6	12.6%
__________
(1)Jeffrey Niew served as the Company's principal executive officer for the entirety of the years in question. During 2023, 2022 and 2021, the Company's other named executive officers consisted of John Anderson, Raymond Cabrera, Daniel Giesecke, and Robert Perna. During 2020, the Company's other named executive officers consisted of John Anderson, Raymond Cabrera, Daniel Giesecke, Robert Perna, Christian Scherp, and Michael Polacek.
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Jeffrey Niew, the Company's principal executive officer, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company's named executive officers for the applicable year other than the principal executive officer for such years.
(3)Amounts reported in this column represent the compensation actually paid to Jeffrey Niew as the Company's President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

Jeff Niew
	2023	2022	2021	2020
Summary Compensation Table - Total Compensation(a)	$6,411,574	$5,458,615	$8,999,264	$4,705,185
less, Change in Pension Value in Summary Compensation Table(b)	$(2,800)	$0	$0	$(91,900)
less, Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(c)	$(5,097,770)	$(4,545,197)	$(7,328,950)	$(3,399,997)
plus, Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(d)	$4,686,596	$3,219,478	$5,458,378	$2,796,603
plus, Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(e)	$(90,991)	$(4,205,337)	$3,663,338	$(6,326,586)
plus, Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(f)	$0	$0	$0	$0
plus, Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	$88,542	$(73,277)	$1,870,646	$(779,061)
less, Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	$0	$0	$0	$0
plus, Service Cost and Prior Service Cost for Pension Plans ($)(i)	$0	$0	$0	$0
equals, Compensation Actually Paid	$5,995,151	$(145,717)	$12,662,676	$(3,095,756)

(a)    Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)    Represents the aggregate change in the actuarial present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described under "Knowles Pension Replacement Plan" on page 50 of this Proxy Statement. There were no service cost or prior service cost amounts.
(c)    Represents the aggregate grant date fair value of the option awards and stock awards granted to Jeffrey Niew during the indicated fiscal year, computed in accordance with FASB ASC 718.
(d)    Represents the aggregate fair value as of the indicated fiscal year-end of Jeffrey Niew’s outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(e)    Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by Jeffrey Niew as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)    Represents the aggregate fair value at vesting of the option awards and stock awards that were granted to Jeffrey Niew and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by Jeffrey Niew that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)    Represents the aggregate fair value as of the last day of the prior fiscal year of Jeffrey Niew’s option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
(i)    Under the Knowles Pension Replacement Plan, years of service ceased to receive credit after December 31, 2013.
(4)Amounts reported in this column represent the compensation actually paid to the Company's named executive officers other than Jeffrey Niew in the indicated fiscal year, based on the average total compensation for such named executive officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

Other Named Executive Officers Average(a)
	2023	2022	2021	2020
Summary Compensation Table - Total Compensation(b)	$1,709,645	$1,492,133	$2,317,430	$1,382,383
less, Change in Pension Value in Summary Compensation Table(c)	$(150)	$0	$0	$(1,367)
less, Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(d)	$(1,087,313)	$(996,308)	$(1,558,773)	$(775,640)
plus, Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(e)	$1,001,069	$710,840	$1,119,225	$642,773
plus, Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(f)	$(9,204)	$(888,429)	$815,749	$(1,293,792)
plus, Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$0	$0	$0	$0
plus, Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$22,045	$(23,764)	$331,292	$(160,680)
less, Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$0	$0	$0	$0
plus, Service Cost and Prior Service Cost for Pension Plans ($)(j)	$0	$0	$0	$0
equals, Compensation Actually Paid	$1,636,092	$294,474	$3,024,922	$(206,323)

(a)    Please see footnote 1 for the named executive officers included in the average for each indicated fiscal year.
(b)    Represents Total Compensation as reported in the Summary Compensation Table for the reported named executive officer in the indicated fiscal year.
(c)    Represents the aggregate change in the actuarial present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described under "Knowles Pension Replacement Plan" on page 50 of this Proxy Statement. There were no service cost or prior service cost amounts.
(d)    Represents the aggregate grant date fair value of the option awards and stock awards granted to the reported named executive officers during the indicated fiscal year, computed in accordance with FASB ASC 718.
(e)    Represents the aggregate fair value as of the indicated fiscal year-end of the reported named executive officers' outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(f)    Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the reported named executive officers as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)    Represents the aggregate fair value at vesting of the option awards and stock awards that were granted to the reported named executive officers and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by the reported named executive officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(i)    Represents the aggregate fair value as of the last day of the prior fiscal year of the reported named executive officers' option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(j)    Under the Knowles Pension Replacement Plan, years of service ceased to receive credit after December 31, 2013.
(5)For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of our company's common stock for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.
(6)For the relevant fiscal year, represents the cumulative TSR the Dow Jones U.S. Electrical Components & Equipment Index ("Peer Group TSR") for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.
(7)Knowles most important financial measure, not otherwise presented in the table above, is Free Cash Flow Margin for fiscal year 2023.
Relationship Between "Compensation Actually Paid" and Financial Performance Measures
“Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this Proxy Statement and in our 2020, 2021, 2022 and 2023 proxy statements.
The graph below outlines the relationship between “Compensation Actually Paid” to our CEO and other NEOs in 2020, 2021, 2022 and 2023 and TSR of both our common stock and of the Dow Jones U.S. Electrical Components & Equipment Index.

The graph below outlines the relationship between “Compensation Actually Paid" and our net income.

The graph below outlines the relationship between "Compensation Actually Paid" and our free cash flow margin.

The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the Named Executive Officers for 2023.

Financial Performance Measure
•●●	Free Cash Flow Margin
•●●	Revenue
•●●	Adjusted Earnings Before Interest and Taxes (EBIT)
•●●	Adjusted EBIT Margin
•●●	Non-GAAP Gross Profit Margin
•●●	Relative Total Shareholder Return

PROPOSAL 4 —	AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION AS PERMITTED BY DELAWARE LAW
We are asking stockholders to approve an amendment to our Restated Certificate of Incorporation (the “Certificate”) to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.
A copy of Article SIXTH of the Certificate that is marked to show the changes that would be implemented upon stockholder approval of this Proposal 4 is attached as Appendix A to this Proxy Statement (the “Proposed Amendment”).
Background of the Proposed Amendment
The State of Delaware, our state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Specifically, Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers, or exculpation, for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation.
Section 102(b)(7) of the DGCL, as amended, only permits, and the Proposed Amendment would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. In addition, as is currently the case with directors under the Certificate, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. Article SIXTH of the Certificate currently provides for the exculpation of directors, but it does not include a provision that allows for the exculpation of officers.
Rationale for the Proposed Amendment
Our Board is committed to best-in-class corporate governance and is actively engaged in an ongoing process to implement governance improvements. In 2014, our Board put forth a proposal to hold an advisory vote to approve the compensation of our NEOs every year. In 2016, our Board put forth a proposal to replace the Company’s plurality voting standard for all director elections with a majority voting standard for uncontested director elections. In 2018, our Board put forth a proposal to declassify the Board, beginning with the 2019 Annual Meeting. In 2019, our Board determined that the elimination of all supermajority shareholder vote requirements from our Charter and By-Laws was in the best interests of the Company and its stockholders, and put proposals to this effect forth at the 2019 Annual Meeting. All of these proposals were met with overwhelming stockholder support.

Our Board believes that the Proposed Amendment is consistent with its practice of identifying opportunities to enhance its governance processes. In making this determination, our Board has carefully considered the advantages and disadvantages of exculpation provisions.
The Board believes that it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with corporations. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight.
The Board also believes the Proposed Amendment would better position the Company to attract exceptional officer candidates. In the absence of this exculpatory protection, candidates might be deterred from serving as officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. We expect that our peers will adopt exculpation clauses that limit the personal liability of officers in their respective certificates of incorporation, and our Board believes that failing to adopt the Proposed Amendment could impact our recruitment and retention of exceptional officer candidates.
In considering the Proposed Amendment, the Board also took into account the narrow class and type of claims from which such officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our officers that would be impacted and the benefits the Board believes would accrue to the Company by providing exculpation in accordance with Section 102(b)(7) of the DGCL, including the ability to further enable our officers to best exercise their business judgment in furtherance of stockholder interests.
After weighing these considerations, the Board approved and declared it advisable to adopt, subject to stockholder approval, the Proposed Amendment to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.
Required Vote
The Proposed Amendment requires the affirmative vote of the holders of the majority of the outstanding shares of our common stock If approved, the Proposed Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware that incorporates the Proposed Amendment, which filing the Company intends to make promptly after the Meeting. The Board may, at any time prior to the effectiveness of the Proposed Amendment, abandon the Proposed Amendment without further action by the stockholders (even if the requisite stockholder vote is obtained).
If Proposal 4 is not approved by our stockholders, then the Proposed Amendment will not be approved and will not be implemented or become effective.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION AS PERMITTED BY DELAWARE LAW.

PROPOSAL 5 —	APPROVAL OF SECOND AMENDED AND RESTATED 2018 EQUITY AND CASH INCENTIVE PLAN
Background
The Board recommends the approval of the Second Amended and Restated 2018 Equity and Cash Incentive Plan, as amended and restated effective April 30, 2024 (the "Plan"). We are submitting the Plan to our shareholders for approval in order to increase the number of shares we have available for issuance of equity by 7,300,000, and make certain other technical changes.
A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan that is attached to this Proxy Statement as Appendix B.

At the 2024 Annual Meeting, our stockholders will be asked to approve the Second Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan, as amended and restated effective as of April 30, 2024 (the “Plan”). The Plan was approved by the Board on February 20, 2024, subject to stockholder approval. Shares to be issued under the Plan may be authorized but unissued shares of Common Stock or treasury stock. As described further below, the maximum number of shares available for issuance under the Plan is 23,400,000, subject to adjustment in connection with certain capitalization events in accordance with the Plan. As of February 20, 2024, awards for 4,910,716 shares were outstanding under the Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan (the “2018 Plan”), awards for 436,685 shares were outstanding under the Knowles Corporation 2016 Equity and Cash Incentive Plan (the “2016 Plan”), and no shares were outstanding under the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “2014 Plan”, and together with the "2016 Plan" and the 2018 Plan, the “Prior Plans”), In addition, there were approximately 4,492,240 shares of Common Stock that remained available for future issuances under the Plan prior to the amendment and restatement. No future awards can be made under the Prior Plans but awards outstanding under the Prior Plans continue to be subject to the terms and conditions of the applicable Prior Plan.
Subject to approval of our stockholders at the Meeting, the Plan will become effective as of the date of the Meeting. If the Plan is not approved at the Meeting, awards can continue to be made under the Plan as in effect prior to the amendment and restatement, subject to the terms and conditions thereof and without regard to any of the changes made in the amendment and restatement.
The purposes of the Plan are to:
•align the interests of our stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;
•advance the interests of the Company by attracting and retaining officers, other employees, and non-employee directors of the Company and affiliates; and
•motivate award recipients to act in the long-term best interests of the Company and its stockholders.
Under the Plan, the Company may grant:
•nonqualified stock options;
•incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986. as amended (the “Code”)) (collectively, with nonqualified stock options. “Options”);
•stock appreciation rights (“SARs”), in the form of free-standing SARs or SARs granted in tandem with an Option (“Tandem SARs”);
•stock awards in the form of restricted stock, restricted stock units. or unrestricted stock awards (“Stock Awards”);
•performance awards (“Performance Award”); and
•deferred stock units (“Deferred Stock Unit Awards”).
As of February 20, 2024, approximately three hundred employees, which is generally consistent with historical employee participation, and eight non-employee directors, would be eligible to participate in the Plan.
Plan Highlights
Some of the key features of the Plan are as follows:
•The Plan will be administered by a committee of the Board (the Compensation Committee) or a subcommittee thereof, comprised entirely of independent directors;
•Options and SARs may not be repriced without stockholder approval;

•We do not have a liberal definition of change of control meaning that an actual event must occur before a change of control occurs for purposes of the Plan (rather than just the signing of an agreement);
•Outstanding Options, SARs, Stock Awards and Performance Awards are subject to double trigger vesting upon a change in control (when such awards are not assumed by the acquirer), meaning that both a qualifying termination of service and a change of control must occur prior to the accelerated vesting of such awards;
•No award under the Plan may vest less than one year from the date of grant, provided that this requirement will not apply for up to 5% of the shares authorized for issuance under the Plan, and provided further that the Committee may provide for accelerated vesting in its discretion, including upon a change of control or termination of employment;
•Dividend equivalent rights with respect to Options and SARs are prohibited and any dividend or dividend equivalent rights granted with respect to any other award under the Plan will be subject to the same vesting conditions as the underlying award;
•“Liberal share recycling” is prohibited meaning that the Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an Option or SAR, shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award (unless such shares are withheld by the Company to pay withholding taxes related to a restricted stock unit Award or Performance Award consisting of performance units) or shares repurchased by the Company on the open market with the proceeds of an Option exercise;
•Under the Plan, the maximum number shares of Common Stock available for awards is 23,400,000 subject to adjustment in connection with certain capitalization events in accordance with the Plan;
•Except with respect to substitute awards granted in connection with a corporate transaction, the purchase price of Options and the base price for SARs may not be less than the fair market value of a share of Common Stock on the date of grant; and
•To the extent the Company grants a Stock Award or settles a Performance Award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred. Stock Unit Award, or Performance Award.
Additional Information on Outstanding Awards and Historical Grants
The following provides additional information on the total equity compensation awards outstanding and total grants made in prior years.
Overhang
The following table provides certain additional information regarding total awards outstanding at December 31, 2023 (fiscal year-end) and February 20, 2024.

	As of December 31, 2023	As of February 20, 2024
Number of outstanding SSARs	—	—
Weighted average exercise price of outstanding SSARs	$—	$—
Weighted average remaining term of outstanding SSARs	—	—
Number of outstanding Options	2,104,356	1,775,942
Weighted average exercise price of outstanding Options	$17.15	$16.76
Weighted average remaining term of outstanding Options	2.3 years	2.5 years
Number of outstanding full-value awards under the Prior Plan	2,939,756	3,571,459
Shares available for grant under 2018 Plan	7,103,156	4,492,240

As of February 20, 2024
Total number of shares of common stock outstanding	89,629,865
Per-share closing price of common stock as reported on NYSE	$16.75
Burn Rate
The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years:

	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Number of Options granted	—	216,813	220,963
Number of restricted shares/RSUs granted	1,267,642	1,235,845	1,159,374
Number of fully-vested shares granted to directors	—	—	—
Number of PSU awards granted	330,055	294,935	293,874
Number of PSU vested	261,770	227,812	346,898
Total Share Usage	1,597,697	1,747,593	1,674,211
Weighted-Average Number of shares of common stock outstanding	90,878,976	91,696,162	92,327,069
Burn Rate (Options, restricted shares/RSUs, director shares and PSU awards)	1.8%	1.8%	1.7%
The Board is submitting the Plan as a single proposal to our stockholders for approval at the annual meeting. Stockholder approval of the Plan is required by the rules of the NYSE.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE SECOND AMENDED AND RESTATED KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN.
Description of Plan
The following description is qualified in its entirety by reference to the Plan document, a copy of which is attached to this Proxy Statement as Appendix B and incorporated herein by reference.
Administration

The Plan will be administered by a committee (the “Committee”) designated by the Board, or a subcommittee of such committee, consisting of two or more members or the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE. It is currently anticipated that the Compensation Committee will administer the Plan.
Subject to the terms of the Plan, the Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. The Committee will also have authority to establish rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.
The Committee may delegate some or all of power and authority under the Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that it may not delegate its power and authority to the Chief Executive Officer or any other executive officer with regard to the selection for participation in the Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
Eligibility
Participants in this Plan shall consist of such officers, other employees, and non-employee directors persons expected to become officers, other employees, and non-employee directors of the Company and its affiliates as the Committee in its sole discretion may select from time to time; provided, however, that no Award may be effective unless the participant has commenced the provision of services for the Company or its affiliates. Incentive stock options may only be granted to employees of the Company and certain of its corporate subsidiaries.
Available Shares
Subject to the capitalization adjustment provisions included in the Plan and certain other limitations described below, a total of 23,400,000 shares of Common Stock will be available for all awards under the Plan (as amended and restated). To the extent the Company grants an Option or a free-standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan will be reduced by an amount equal to the number of shares subject to such Option or freestanding SAR. To the extent the Company grants a Stock Award or settles a Performance Award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stuck that remain available for future grants under the Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit Award or Performance Award.
Shares of Common Stock subject to an outstanding Option, free-standing SAR, Stock Award. Deferred Stock Unit Award or Performance Award granted under the Plan or a Prior Plan that are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of Common Stock subject to an Option canceled upon settlement of a related Tandem SAR or subject to a Tandem SAR canceled upon exercise of a related Option), or (ii) the settlement of such award in cash, will again be available for issuance under the Plan. Shares of Common Stock subject to an award under the Plan will not again be available for issuance under the Plan or a Prior Plan if such shares are (a) shares that were subject to an Option or SAR and were not issued or delivered upon the net settlement or net exercise of such Option or SAR, (b) shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award unless such shares are withheld by the Company to pay withholding taxes relating to a restricted stock unit award or a Performance Award consisting of performance units, or (c) shares repurchased by the Company on the open market with the proceeds of an Option exercise.
The number of shares of Common Stock available for awards under the Plan shall not be reduced by (1) the number of shares of Common Stock subject to substitute awards or (2) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the Plan (subject to applicable stock exchange requirements). Shares subject to substitute awards shall not be added back to the shares available for issuance under the Plan if the award is forfeited, expires, is terminated, canceled or forfeited or settled in cash. A substitute award generally means an award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction.

The maximum number of shares that may be delivered under the Plan pursuant to ISOs is 1,000,000 shares. In addition, the aggregate value of cash compensation and the grant date fair market value of shares of Common Stock that may be granted during any fiscal year of the Company to any non-employee director shall not exceed $500,000; provided, however that the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board. As of February 20, 2024, we had an aggregate of 89,629,865 shares of Common Stock outstanding. The closing price per share of Common Stock on February 20, 2024, as reported by the NYSE, was $16.75.
Change of Control
In the event a Change of Control (as defined in the Plan) occurs and, during the period commencing on the date that is three (3) months prior to the date of the Change of Control and ending eighteen (18) months following the date of the Change of Control, (i) an award holder experiences an involuntary termination of employment (other than for cause, death or disability), (ii) an event or condition that constitutes “Good Reason” (as defined in the Plan) occurs and the award holder subsequently resigns for Good Reason in accordance with the procedures required under the Plan, or (iii) an award holder who is a non-employee director ceases to serve on the Board or the board of directors of any successor corporation, then (a) each outstanding Option and SAR held by the holder as of the date on which the involuntary termination of employment occurs will immediately become fully vested and exercisable, (b) the restriction period applicable to each outstanding Stock Award held by such holder will lapse, (c) the holder's outstanding Performance Awards will vest, and (d) performance with respect to any awards subject to performance-based vesting conditions will be determined pursuant to the terms oldie applicable award agreement.
In the event awards are not effectively assumed in a change of control, then upon such change of control (1) each outstanding Option and SAR held by such holder will become fully vested and exercisable, (2) the restriction period applicable to each outstanding Stock Award held by such holder will lapse, (3) Performance Awards will vest, and (4) performance with respect to any awards subject to performance-based vesting conditions will he determined pursuant to the terms of the applicable award agreement.
Minimum Vesting
No award granted under the Plan shall become fully exercisable or vested prior to the one (1)-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under the Plan; provided, further, that the minimum vesting requirement shall not apply to Deferred Stock Unit Awards received upon the vesting of an award granted under the Plan that was subject to the minimum vesting requirements. The minimum vesting requirements do not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change of Control or termination of employment or otherwise.
Effective Date, Termination and Amendment
If approved by the stockholders at the Meeting, the Plan shall become effective as of the date of the Meeting. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its Effective Date, unless terminated earlier by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of the Plan.
The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded or (ii) such amendment modifies the prohibitions on the repricing or discounting of Options and SARs.
Non-Transferability
The Plan restricts the ability of an award holder from transferring awards granted under the Plan other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the award agreement, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration.
Options and SARs
The Plan provides for the grant of nonqualified stock options, incentive stock options and SARs, The Committee will determine the conditions to the exercisability of each Option and SAR.
Each Option will be exercisable for no more than ten (10) years after its date of grant, unless the Option is an incentive stock option and the optionee owns at the time of grant greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a ten percent holder), in which case the Option will be exercisable for no more than five (5) years after its date of grant. The Committee may, in its discretion establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of an Option. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an Option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the Option is an incentive stock option and the holder is a ten percent shareholder, in which case the option purchase price will be the price required by the Code. The Committee will determine whether an Option is exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that no Tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of a SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a Tandem SAR will be the purchase price of the related Option. The Committee will determine in an award agreement whether a SAR will be stock or cash settled and whether the SAR will be exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a freestanding SAR, only with respect to a whole number of SARs.
The Committee may provide (or adopt procedures to provide) that an option or SAR outstanding on the last business day of the term of such option or SAR (the “ Automatic Exercise Date ”) that has a specified minimum value (that is, an exercise price that is at last $.50 or less as determined by the Committee lower than the fair market value of a share of Common Stock on the Automatic Exercise Date.
No Repricing
The Committee shall not without the approval of the stockholders of the Company or in connection with a Change of Control or an adjustment in connection with a corporate event, (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price another award, or (iii) cancel any previously granted option or SAR in exchange for a cash payment if, at the time of such cancellation, the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of Common Stock.
Stock Awards and Performance Awards
The Plan provides for the grant of Stock Awards which may include restricted stock award, restricted stock unit award, and unrestricted stock award and also provides for the grant of Performance Awards which include performance shares and performance units. Such grants may contingent on the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of performance or other objectives, and/or may be granted for other purposes and shall be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, dividends or dividend equivalent rights will be subject to the same restrictions (including performance conditions) as the awards to which they relate. Unrestricted stock awards will not be subject to any restriction period or performance measures. Unrestricted stock awards will be limited so that that the Common Stock subject to all unrestricted stock awards, combined with all awards granted under the Plan that do not include the minimum vesting provisions described in the Plan, does not exceed 5% of the total number of shares of Common Stock available for issuance under the Plan.

Non-Employee Director Compensation
The Plan provides for the grant of awards to its non-employee directors in the form of unrestricted stock awards, Options, SARs, restricted stock, restricted stock units and/or deferred stock units (“Directors’ Awards”). Generally, Directors’ Awards are subject to the same terms and conditions as awards to employees, including the prohibitions on re-pricing of Options and SARs, crediting and vesting of dividends or dividend equivalent units on Stock Awards and Performance Awards and other terms and conditions determined by the Committee. The Plan also provides that, subject to Code Section 409A, non-employee directors may elect to defer receipt of his or her Directors’ Awards, other than Options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee.
No Rights as Stockholder
No participant shall have any rights as a stockholder with respect to an award unless and until shares of Common Stock are issued to the participant in settlement of the award.
Withholding
All awards under the Plan are subject to applicable tax withholding requirements. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made under the Plan, payment of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with award.
Clawback of Awards
Awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement pursuant to the Knowles Corporation Policy on Recoupment of Incentive Compensation as in effect from to time or any other any clawback or recoupment policy which the Company may adopt from time to time, including any such policy as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations, thereunder, and an otherwise required by applicable law.
US Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan under the laws currently in effect This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state. local or non-United States tax consequences of participating in the Plan.
Options
A participant will not recognize taxable income at the time an Option is granted and the Company will not be entitled to a tax deduction at the time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes or the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the Option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction.
SARs
A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income

(and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company and the Company will be entitled to a corresponding.
Stock Awards and Performance Awards
A participant will not recognize taxable income at the time restricted stock or a Performance Award consisting of shares of Common Stock is granted provided that the restrictions constitute a substantial risk of forfeiture under applicable Code rules, and the Company will not be entitled to deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense.
A participant will not recognize taxable income at the time a restricted stock unit or Performance Award consisting of performance units is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense.
A participant will generally recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time an award of unrestricted stock is granted. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the participant.
Equity Compensation Plan Information
The following table sets forth information regarding outstanding restricted stock units, SSARs, performance share units, stock options, and shares available for future issuance under these plans as of December 31, 2023:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	5,044,112	17.15	7,103,156
Equity compensation plans not approved by stock holders	—	—	—
Total	5,044,112	17.15	7,103,156

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership, as of March 8, 2024 (except as otherwise stated), of our common stock by:
•Each of our directors, director nominees, and NEOs named in the Summary Compensation Table; and
•All of our directors and executive officers as a group.
The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 89,744,345 shares of common stock outstanding on March 8, 2024. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 8, 2024, and restricted stock units ("RSUs") and restricted stock held by that person that vest within 60 days of March 8, 2024 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.
Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Donald Macleod	138,242	(2)	*
Keith Barnes	87,363	(3)	*
Erania Brackett	20,623	(4)	*
Daniel Crowley	30,188	(5)	*
Didier Hirsch	117,669		*
Ye Jane Li	50,398		*
Cheryl Shavers	50,772		*
Michael Wishart	47,825		*
Named Executive Officers:
Jeffrey Niew	1,052,157	(6)	1.17%
John Anderson	273,157	(7)	*
Raymond Cabrera	135,921		*
Daniel Giesecke	194,277		*
Robert Perna	104,635	(8)	*
Directors and executive officers as a group (13 persons)	2,303,227		2.57%
*    Less than one percent
__________
(1)Includes the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 8, 2024 as follows: Mr. Macleod – 10,373 shares; Mr. Barnes – 10,373 shares; Mr. Crowley –- 7,635 shares; Mr. Hirsch – 10,373 shares; Ms. Li – 10,373 shares; Dr. Shavers – 10,373 shares; and Mr. Wishart – 10,373 shares. Also included are the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 10, 2023 as follows: Mr. Niew – 437,212 shares; Mr. Anderson – 128,592 shares; Mr. Giesecke – 96,445 shares; Mr. Cabrera – 77,155 shares and Mr. Perna – 56,130 shares.
(2)Includes 10,356 shares, the receipt of which has been deferred until after the termination of Mr. Macleod's service as a director upon his retirement from the Board.
(3)Includes 29,217 shares, the receipt of which has been deferred until after the termination of Mr. Barnes's service as a director upon his retirement from the Board.

(4)Includes 20,623 shares, the receipt of which Ms. Brackett has deferred for 10 years from the date they would otherwise have vested under the Plan. 10,109 shares will vest on May 16, 2034 and 10, 514 shares will vest on May 16, 2036.
(5)Includes 28,188 shares, the receipt of which has been deferred until after the termination of Mr. Crowley's service as a director upon his retirement from the Board.
(6)Includes 4,422 shares held under Knowles' 401(k) plan.
(7)Includes 93 shares held under Knowles' 401(k) plan; and 12,137 vested RSUs, the receipt of which has been deferred to January 31, 2026.
(8)Includes 27,425 vested RSUs, the receipt of which has been deferred until Mr. Perna's separation from service with Knowles.

Certain Other Shareholders
The following table sets forth the shares beneficially owned as of December 31, 2023 by each shareholder known to us to beneficially own more than five percent (5%) of our outstanding common stock (based solely on our review of Schedules 13D and 13G filed with the SEC). The percentage of ownership indicated in the following table is based on 89,092,871 shares of common stock outstanding as of December 31, 2023.

Name and Address of Beneficial Owner	Number of Shares		Percentage
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,629,992	(1)	16.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,715,630	(2)	13.2%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	8,466,933	(3)	9.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	6,432,383	(4)	7.2%
Ariel Investments, LLC 200 East Randolph Street, Suite 2900 Chicago, IL 60601	5,003,153	(5)	5.6%
__________
(1)As reported in a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock Inc. beneficially owned 14,629,992 shares with sole dispositive power and 14,435,852 shares with sole voting power as of December 31, 2023.
(2)As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. beneficially owned no shares with sole voting power, 11,715,630 shares with sole dispositive power, 163,378 shares with shared dispositive power and 75,715 shares with shared voting power as of December 29, 2023.
(3)As reported in a Schedule 13G/A filed with the SEC on January 30, 2024, Franklin Mutual Advisers, LLC beneficially owned 8,466,933 shares with sole dispositive power and 8,003,414 shares with sole voting power as of December 31, 2023.
(4)As reported in a Schedule 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP beneficially owned 6,432,383 shares with sole dispositive power and 6,331,216 shares with sole voting power as of December 29, 2023. Dimensional Fund Advisors LP furnishes investment advice to four investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(5)As reported in a Schedule 13G/A filed with the SEC on February 14, 2024, Ariel Investments, LLC, an investment adviser, beneficially owned 5,003,153 shares with sole dispositive power and 4,291,027 shares with shared voting power as of December 31, 2023.

INFORMATION ABOUT THE 2024 ANNUAL MEETING
1.Who can vote at the 2024 Annual Meeting?
The record date for determining shareholders eligible to vote at the 2024 Annual Meeting is March 8, 2024. Holders of our common stock at the close of business on the record date may vote at the 2024 Annual Meeting. As of the close of business on that date, we had outstanding 89,744,345 shares of common stock. Each share of common stock is entitled to one vote on each matter and shareholders may not cumulate their votes.
2.How do I attend the 2024 Annual Meeting?
The 2024 Annual Meeting will be held on Tuesday, April 30, 2024 at 9:00 a.m. Central Time at The Langham Chicago Hotel, 330 N. Wabash Avenue Chicago, Illinois 60611. If you were a stockholder at the close of business on March 8, 2024, you may attend the 2024 Annual Meeting. The meeting will begin promptly at 9:00 a.m., Central Time. Proof of ownership of our shares must be presented in order to be admitted to the 2024 Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the 2024 Annual Meeting in person, you must bring proof of ownership, such as a legal proxy, your brokerage statement, the proxy card mailed to you by your bank, broker or other nominee, or other proof of ownership as of the record date to be admitted to the 2024 Annual Meeting.
Even if you plan to attend the 2024 Annual Meeting, please submit your vote in advance as instructed herein.
3.How do I ask questions at the 2024 Annual Meeting?
You will be able to ask questions at the 2024 Annual Meeting during the designated question and answer period. We will answer as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting. Only questions that are relevant to the purpose of the 2024 Annual Meeting or our business will be answered.
4.How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include shares held by you as a "shareholder of record" and as a "beneficial owner."
5.What is the difference between holding shares as a "shareholder of record" and as a "beneficial owner"?
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of our common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and you are also invited to attend the 2024 Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing them how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with the Board's recommendations.
6.What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our officers as the Company's proxies for the 2024 Annual Meeting.

These officers are Jeffrey S. Niew, John S. Anderson and Robert J. Perna.
7.Who pays for the solicitation of proxies?
This solicitation is being made by the Board of Directors of Knowles. Accordingly, Knowles will bear the cost of soliciting proxies. Knowles and our officers, directors, and employees may solicit proxies by mail, telephone, e-mail, fax, or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.
8.How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares in person during the 2024 Annual Meeting, or by proxy without attending the 2024 Annual Meeting. For additional information on how to attend the 2024 Annual Meeting, please refer to "How do I attend the 2024 Annual Meeting" above. Even if you plan to attend the 2024 Annual Meeting, we encourage you to vote your shares by proxy. Shareholders of record may submit a proxy to have their shares voted by one of the following methods:
•By Internet — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.
•By Phone — You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.
•By Mail — You may submit your proxy by marking, signing, dating and returning your proxy card promptly in accordance with the voting instructions on your proxy card.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in "street name" through an intermediary such as a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee as to how to vote your shares or submit a proxy to have your shares voted.
Your bank, broker or other nominee may not be able to vote your shares on any matters at the 2024 Annual Meeting unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may attend the 2024 Annual Meeting and vote in person.
General. If you submit your proxy using any of the methods above, Mr. Niew, Mr. Anderson or Mr. Perna will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1); and for, against or abstain from voting on Proposals 2, 3, 4 and 5, and any other proposals properly introduced at the 2024 Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted: "FOR" the election of all nine director nominees recommended by the Board as set forth on the proxy card (Proposal 1); "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm (Proposal 2); "FOR" the approval, on a non-binding, advisory basis of named executive officer ("NEO") compensation (Proposal 3); "FOR" the amendment of the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law (Proposal 4); and "FOR" the proposed Second Amended and Restated 2018 Equity and Cash Incentive Plan (Proposal 5).
If a matter to be considered at the 2024 Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, your proxy will authorize Jeffrey S. Niew, John S. Anderson, or Robert J. Perna to vote your shares in their discretion with respect to any such matter subsequently raised at the 2024 Annual Meeting. At the time this Proxy Statement was filed, we know of no matters to be considered at the 2024 Annual Meeting other than those referenced in this Proxy Statement.
9.If I have already voted by proxy on one or more proposals, can I change my vote or revoke my proxy?
Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instructions form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. Only your latest dated proxy will count. You may revoke your proxy at any time before it is used (in case of proxy cards) by giving notice to the Secretary.
10.What if I sign and date my proxy but do not provide voting instructions?
If you sign and return your proxy card with no votes marked, your shares will be voted as follows:
•FOR the election of all nominees for director as identified in this Proxy Statement;
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
•FOR the approval, on a non-binding, advisory basis compensation of the named executive officers;
•FOR the amendment of the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law; and
•FOR the proposed Second Amended and Restated 2018 Equity and Cash Incentive Plan.
11.What constitutes a quorum?
For purposes of the 2024 Annual Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2024 Annual Meeting. In the absence of a quorum, the 2024 Annual Meeting may be adjourned by the chair of the 2024 Annual Meeting.
12.What is the effect of abstentions and broker non-votes?
If you specify that you wish to "abstain" from voting on an item, then your shares will not be voted on that particular item. Abstentions will count as a vote against the proposals, other than for the election of directors (Proposal 1). Abstentions will not have an effect on the election of directors because abstentions are not considered votes cast for or against a nominee, although abstentions will result in directors receiving fewer votes. Abstentions are treated as present and entitled to vote, so they will have the effect of a vote cast against: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm (Proposal 2), the non-binding approval of the Company's NEO compensation (Proposal 3), the approval of an amendment to the Company's Restated Certificate of Incorporation (Proposal 4), and the approval of the Second Amended and Restated 2018 Equity and Cash Incentive Plan (Proposal 5).
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in "street name" on particular "non-routine" proposals and the "beneficial owner" of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the 2024 Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. The election of directors, the advisory resolution on executive compensation, the amendment of the Company's Restated Certificate of Incorporation, and the second amendment to the Amended and Restated 2018 Equity and Cash Incentive Plan are non-routine matters, and so your broker cannot vote your shares on those matters without your instruction. Broker non-votes will have no direct effect on the outcome of the election of directors, on the advisory vote on executive compensation, or on the approval of the Second Amended and Restated 2018 Equity and Cash Incentive Plan. Broker non-votes have the same effect as a vote against the proposed amendment to our Restated Certificate of Incorporation. The only routine matter on the agenda for the 2024 Annual Meeting is the ratification of the appointment of the independent auditor. If you do not instruct the broker on how to vote your shares, your broker has discretionary voting authority to leave your shares unvoted or to vote your shares.

13.What vote is required to approve each matter and how are the voting results determined?

Proposal	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 1 Election of directors	Majority of votes cast	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting permitted.
Proposal 3 Approval, on an advisory, non-binding basis, of named executive officer compensation	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 4 To amend the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law	The affirmative vote of a majority of all outstanding shares of our common stock is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have the same effect as a vote against the proposal.
Proposal 5 Approve the Second Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan	Majority of votes cast.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
14.How do I find out the results of the vote?
We expect to report preliminary results on a Form 8-K within four business days of the 2024 Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the SEC at our website at https://investor.knowles.com/financials/sec-filings or at the SEC's website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

OTHER MATTERS
Shareholder Proposals and Director Nominations for the 2025 Annual Meeting
In order for shareholder proposals to be included in our Proxy Statement for the 2025 annual meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 15, 2024, 120 days prior to the date of the first anniversary of the date of our Proxy Statement for the 2024 Annual Meeting. In accordance with our By-Laws, all other shareholder proposals, including nominations for directors, to be voted on at the 2025 annual meeting must be received by us not earlier than December 31, 2024 and not later than January 30, 2025 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2024 Annual Meeting. In the event that the 2025 annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date of the 2024 Annual Meeting, notice by a shareholder, in order to be timely, must be so received not earlier than the 120th day prior to the 2025 annual meeting and not later than 5:00 p.m. Eastern Time on the later of (i) the 90th day prior to the 2025 annual meeting and (ii) the 10th day following the day on which notice of the date of the 2025 annual meeting is mailed or public disclosure of the date of the 2025 Annual Meeting is made. Shareholders are advised to review our By-laws, which contain additional requirements for submitting stockholder proposals and director nominations.
Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. You may request such documents by writing to the Company, c/o Investor Relations, at 1151 Maplewood Drive, Itasca, Illinois 60143. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. To ensure timely delivery of any material requested prior to the date of the Annual Meeting, you should request such material no later than April 16, 2024. These documents are also available on our website at https://investor.knowles.com/financials/sec-filings, and the website of the SEC at www.sec.gov.
Shareholders Sharing the Same Address
SEC rules permit us to deliver only one copy of our proxy materials to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called "householding," helps to reduce the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.
If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-250-5100.
Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental, social, and governance commitments and strategies and our executive compensation program. All statements relating to events or results that may occur in the future are forward-looking statements.
Forward-looking statements generally can be identified by words such as "believe," "expect," "anticipate," "project," "estimate," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "forecast," "goal," "guidance," "outlook," "effort," "target," and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company's operations and may cause the Company's actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, the risks, uncertainties and factors indicated from time to time in the Company's reports and filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, under the heading "Item 1A — Risk Factors" and the heading "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations."
Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions, and not to place undue reliance on these forward-looking statement, which apply only as of the date of this Proxy Statement. Website references throughout this Proxy Statement are provided for convenience only, and the content of the referenced websites is not incorporated by reference into this document.

APPENDIX A
Article SIXTH of the Restated Certificate of Incorporation
No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
1

APPENDIX B
Second Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan
KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN

(Second Amended and Restated Effective April 30, 2024)
I.INTRODUCTION
1.1    History and Purposes. The Knowles Corporation 2018 Equity and Cash Incentive Plan (the "Plan") was established by Knowles Corporation (the "Company") and has been amended from time to time thereafter with the most recent amendment and restatement effective as of April 28, 2020. The purposes of the Plan are (i) to align the interests of the Company's stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, and Non-Employee Directors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders, and thereby to enhance stockholder returns. On February 20, 2024, the Board of Directors of the Company (the "Board") adopted this amendment and restatement of the Plan which will be effective as of the date that the Company's stockholders approve the Plan. The following provisions set forth the terms of the Plan as amended and restated effective as of April 30, 2024.
1.2    Certain Definitions.
"Affiliate" shall mean any (i) Subsidiary, or (ii) any corporation, trade or business (including without limitation, a partnership or limited liability company) that is directly or indirectly controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries, and any other entity in which the Company or any of its Subsidiaries has a material equity interest and that is designated as an Affiliate by the Committee.
"Agreement" shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
"Automatic Exercise Date" shall have the meaning set forth in Section 2.5.
"Board" shall have the meaning set forth in Section 1.1.
"Cause" shall mean a participant (i) engages in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of his or her duties and results in material detriment to the Company or an Affiliate; (ii) breaches his or her fiduciary duties to the Company or an Affiliate; (iii) willfully fails to carry out the lawful and ethical directions of the person(s) to whom he or she reports, which failure is not promptly corrected after notification; (iv) engages in conduct that is demonstrably and materially injurious to the Company or an Affiliate, or that materially harms the reputation, goodwill, or business of the Company or an Affiliate; (v) engages in conduct that is reported in the general or trade press or otherwise achieves general notoriety and that is scandalous, immoral or illegal and materially harms the reputation, goodwill, or business of the Company or an Affiliate; (vi) is convicted of, or enters a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (vii) is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or any cease and desist order applicable to him or her is entered (regardless of whether or not the Participant admits or denies liability); (viii) uses, without authorization, confidential or proprietary information of the Company or an Affiliate or information which the Company or Affiliate is obligated not to use or disclose, or discloses such information without authorization and such disclosure results in material detriment to the Company or an Affiliate; (ix) breaches any written or electronic agreement with the Company or an Affiliate not to disclose any information pertaining to the Company or an Affiliate or their customers, suppliers and businesses and such breach results in material detriment to the Company or an Affiliate; (x) materially breaches any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or an Affiliate; or (xi) breaches any of the Company's or an Affiliate's policies applicable to him or her, whether currently in effect or adopted after the Effective Date, and such breach, in the Committee's judgment, could result in material detriment to the Company or an Affiliate.
"Change of Control" shall have the meaning set forth in Section 6.9(g).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board, or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and (ii) "independent within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

"Common Stock" shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

"Company" shall mean Knowles Corporation, a Delaware corporation, or any successor thereto.

"Deferred Stock Unit" shall mean a bookkeeping entry representing a right granted to a Non-Employee Director pursuant to Section 5.2 of the Plan to receive a deferred payment of Directors' Awards to be issued and delivered at the end of the deferral period elected by the Non-Employee Director, as described in Article V of the Plan.

"Deferred Stock Unit Award" shall mean an award of Deferred Stock Units under this Plan.

"Directors' Awards" shall mean the annual awards granted to eligible Non-Employee Directors as provided in Section 5.1 of the Plan.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fair Market Value" shall mean, with respect to any share of Common Stock as of any date of reference, the closing price for a share of Common Stock as reported on such day (or, if such day is not a trading day, on the next trading day) as reported on the principal United States exchange on which the Common Stock then regularly trades; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or methods as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code to the extent relevant.

"Free-Standing SAR" shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

"Good Reason" shall mean any one or more of the following events that occur on or following a Change of Control, unless the participant has consented to such action in writing: (i) a material reduction in (A) the rate of the participant's annual base salary (other than a salary reduction not to exceed 10% that applies to all other similarly-situated employees), (B) a material adverse change in the participant's title, (iii) any material adverse reduction in the participant's authorities, responsibilities or reporting relationships, or (iv) the relocation of the participant's principal place of employment to a location more than fifty (50) miles from the participant's principal place of employment (unless such relocation does not increase the participant's commute by more than twenty (20) miles), except for required travel on the Company's business; provided, however, that (y) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (z) if there exists (without regard to this clause (z)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. The participant's right to resign from employment for a Good Reason event or condition shall be waived if the participant fails to resign within sixty (60) days following the last day of the Company's cure period. Notwithstanding the foregoing, if a participant and the Company (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines "Good Reason", then with respect to such participant, "Good Reason" shall have the meaning defined in that employment agreement or other agreement.

"Incentive Stock Option" shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

"Non-Employee Director" shall mean any director of the Company who is not an officer or employee of the Company or any Affiliate.

"Nonqualified Stock Option" shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.
"Performance Award" shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

"Performance Measures" shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder's interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder's receipt of the shares of Common Stock subject to such award or of payment with respect to such award.

"Performance Period" shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

"Plan" has the meaning set forth in Section 1.1.

"Prior Plan" shall mean the Knowles Corporation 2016 Equity and Cash Incentive Plan and the Knowles Corporation 2014 Equity and Cash Incentive Plan, each as the same have been amended from time to time.

"Restricted Stock" shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

"Restricted Stock Award" shall mean an award of Restricted Stock under this Plan.

"Restricted Stock Unit" shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

"Restricted Stock Unit Award" shall mean an award of Restricted Stock Units under this Plan.

"Restriction Period" shall mean any period designated by the Committee during which (i) the Common Stock subject to an award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to an award shall remain in effect.

"SAR" shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

"Specified Minimum Value" shall have the meaning set forth in Section 2.5.

"Stock Award" shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

"Subsidiary" shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing 50% or more of the combined voting power of the total outstanding equity interests of such entity. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the term "Subsidiary" means a corporation that is a subsidiary corporation of the Company within the meaning of section 424(f) of the Code.

"Substitute Award" shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

"Tandem SAR" shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

"Tax Date" shall have the meaning set forth in Section 6.6.

"Ten Percent Holder" shall have the meaning set forth in Section 2.1(a).

"Termination of Service" shall have the meaning set forth in Section 6.9(a).

"Unrestricted Stock" shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

"Unrestricted Stock Award" shall mean an award of Unrestricted Stock under this Plan.

1.3    Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards; (iv) Performance Awards and (v) Deferred Stock Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units or Deferred Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. Notwithstanding anything contained herein to the contrary, including Section 6.3, the Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority under the Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company's Certificate of Incorporation and/or By-laws) and under any directors' and officers' liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4    Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, and persons expected to become officers, other employees, or Non-Employee Directors of the Company and its Affiliates as the Committee in its sole discretion may select from time to time; provided, however, that no Award may be effective unless the participant has commenced the provision of services for the Company or its Affiliates. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a Non-Employee Director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair market value of shares of Common Stock that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $500,000; provided, however, that the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director commences service on the Board.

1.5    Shares Available. Subject to adjustment as provided in Section 6.8 and to all other limits set forth in this Section 1.5, 23,400,000 shares of Common Stock shall initially be available for all awards under this Plan (as amended and restated) and no more than 1,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an option or a Free-Standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such option or Free-Standing SAR. To the extent the Company grants a Stock Award, a stock-settled Performance Award or a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit Award or stock-settled Performance Award.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award, Deferred Stock Unit Award or Performance Award granted under the Plan or the Prior Plan are not issued or delivered by reason of (a) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option canceled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR canceled upon exercise of a related option) or (b) the settlement of such award in cash, such shares of Common Stock shall again be available for re-issuance under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or a SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award, unless such shares are withheld by the Company to pay withholding taxes relating to a restricted stock unit award or a Performance Award consisting of performance units, or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II.STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1    Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted an option only if the underlying Common Stock qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable. Incentive Stock Options may only be granted to employees of the Company and its corporate subsidiaries within the meaning of Section 424(f) of the Code.

(a)    Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)    Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)    Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment thereof in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are canceled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company's satisfaction).

2.2    Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted a SAR only if the underlying Common Stock qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.
SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)    Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)    Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.3(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)    Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are canceled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company's satisfaction).

2.3    No Repricing. The Committee shall not without the approval of the stockholders of the Company or in connection with a Change of Control or the adjustment provisions of Section 6.8, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or another award, or (iii) cancel any previously granted option or SAR in exchange for a cash payment if, at the time of such cancellation, the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock.

2.4    Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

2.5    Automatic Exercise. The Committee may, in its discretion, provide in an option or SAR Agreement or adopt procedures that an option or SAR outstanding on the last business day of the term of such option or SAR (the "Automatic Exercise Date") that has a "Specified Minimum Value" shall be automatically and without further action by the participant (or in the event of the participant's death, the participant's personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the exercise price of such option may be made pursuant to such procedures as may be approved by the Committee from time to time and the Company shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.6. For purposes of this Section 2.5, the term "Specified Minimum Value" means that the Fair Market Value per share of Common Stock exceeds the exercise price or base price, as applicable, of a share subject to an expiring option or SAR by at least $0.50 cents per share or such other amount as the Committee shall determine from time to time. The Company may elect to discontinue the automatic exercise of options and SARs pursuant to this Section 2.5 at any time upon notice to a participant or to apply the automatic exercise feature only to certain groups of participants. The automatic exercise of an option or SAR pursuant to this Section 2.5 shall apply only to an option or SAR that has been timely accepted by a participant under procedures specified by the Company from time to time.

III.STOCK AWARDS

3.1    Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

3.2    Terms of Unrestricted Stock Awards. The number of shares of Common Stock subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures; provided, however, Unrestricted Stock Awards shall be limited so that the Common Stock subject to all Unrestricted Stock Awards, combined with all awards granted under the Plan that do not include the minimum vesting provisions set forth in Section 6.3 of the Plan, does not exceed 5% of the total number of shares available for awards under this Plan. Upon the grant of an Unrestricted Stock Award, subject to the Company's right to require payment of any taxes in accordance with Section 6.6, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.

3.3    Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)    Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)    Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.7, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company's right to require payment of any taxes in accordance with Section 6.6, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)    Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any distributions or dividends with respect to shares of Common Stock, including regular cash dividends, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distributions or dividends were made.

3.4    Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)    Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)    Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

IV.PERFORMANCE AWARDS

4.1    Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2    Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)    Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)    Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.3(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

V.NON-EMPLOYEE DIRECTOR COMPENSATION

5.1    Directors' Awards. As of or as soon as administratively practicable following the date of each annual meeting of the Company's stockholders, each director who is a Non-Employee Director immediately following the date of such annual meeting shall be granted a Directors' Award in the form of an Unrestricted Stock Award, Options, SARs, Restricted Stock, Restricted Stock Units and/or Deferred Stock Units, in such amount and subject to such terms and conditions as shall be determined by the Board for such year, subject to the limit set forth in Section 1.4. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time Directors' Awards to Non-Employee Directors, or to an individual upon joining the Board, on such terms as it shall deem appropriate, subject to the limit set forth in Section 1.4.

5.2    Deferred Stock Units. Subject to Section 409A of the Code, a Non-Employee Director may elect to defer receipt of his or her Directors' Awards, other than options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee. A deferral election shall be valid only if it is delivered prior to the first day of the calendar year in which the services giving rise to the Directors' Awards are to be performed (or such other date as the Committee may determine for the year in which an individual first becomes a Non-Employee Director and to the extent permitted by Section 409A of the Code). A participant's deferral election shall become irrevocable as of the last date the deferral could be delivered or such earlier date as may be established by the Committee. A Non-Employee Director may revoke or change a deferral election at any time prior to the date the election becomes irrevocable, subject to such restrictions as the Committee may establish from time to time. Any such revocation or change shall be in a form and manner determined by the Committee. A Non-Employee Director's deferral election shall remain in effect and will apply to Directors' Awards in subsequent years unless and until the Non-Employee Director timely revokes the deferral election in accordance with such procedures as the Committee shall determine. The Committee may adopt procedures for the extension of any deferral period. If a valid deferral election is filed by a Non-Employee Director, Deferred Stock Units shall be credited as a bookkeeping entry in the name of the Non-Employee Director to an account maintained by the Company on the basis of one Deferred Stock Unit for each Directors' Award deferred. No shares of Common Stock shall be issued to the Non-Employee Director in respect of Deferred Stock Units at the time such shares would be issued absent such deferral. Shares of Common Stock shall be issuable to the Non-Employee Director in a lump sum upon the termination of services as a Non-Employee Director (but only if such termination constitutes a separation from service within the meaning of Code Section 409A, if applicable) or such other specified date elected by the Non-Employee Director at the time of the deferral election. Dividend Equivalents shall be credited on Deferred Stock Units and distributed at the same time that shares of Common Stock are delivered to a Non-Employee Director in settlement of the Deferred Stock Units.

5.3    Delivery of Shares. Shares of Common Stock shall be issued to a Non-Employee Director at the time Directors' Awards' are paid or Deferred Stock Units are settled by a issuing a stock certificate, or making an appropriate entry in the Company's stockholder records, in the name of the Non-Employee Director. A Non-Employee Director shall not have any rights of a stockholder with respect to Directors' Awards or Deferred Stock Units until such shares of Common Stock are issued and then only from the date of issuance of such shares.

VI.GENERAL

6.1    Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company's 2024 annual meeting of stockholders and, if so approved, the Plan, as amended and restated as set forth herein, shall become effective as of the date on which the Plan was approved by the Company's stockholders (the "Effective Date"). Awards granted under the Plan prior to the Effective Date shall be subject to the terms and conditions of the Plan in effect prior to the Effective Date. This Plan shall terminate as of the first annual meeting of the Company's stockholders to occur on or after the tenth anniversary of its Effective Date, unless terminated earlier by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan.

6.2    Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company's stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment modifies the prohibitions on the repricing or discounting of options and SARs contained in Section 2.3; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

6.3    Minimum Vesting Requirements. The Committee shall determine the vesting schedule and Performance Period, if applicable, for each award; provided that no award shall become fully exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under this Plan; and provided, further, that the minimum vesting requirement set forth in this Section 6.3 shall not apply to Deferred Stock Unit Awards received upon the vesting of an award granted under the Plan that was subject to the minimum vesting requirements set forth in this Section 6.3. This Section 6.3 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change of Control or termination of employment or otherwise pursuant to Section 1.3 of the Plan.

6.4    Agreement. The Company may condition an award holder's right (a) to exercise, vest or settle the award and (b) to receive delivery of shares, on the execution and delivery to the Company of the Agreement and the completion of other requirements, including, but not limited to, the execution of a nonsolicitation agreement by the recipient and delivery thereof to the Company. Terms relating to the vesting, exercisability and satisfaction of any Performance Measures relating to an award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

6.5    Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder's family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.6    Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).

6.7    Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.8    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation -Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto), the terms of each outstanding Deferred Stock Unit Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with

Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.9    Change of Control.

(a)    In the event a Change of Control occurs and, during the period commencing on the date that is three (3) months prior to the date of the Change of Control and ending eighteen (18) months following the date of the Change of Control, (i) an award holder experiences an involuntary termination of employment (other than for Cause, death or disability) such that he or she is no longer in the employ or service of the Company or an Affiliate, (ii) an event or condition that constitutes "Good Reason" occurs and the award holder subsequently resigns for Good Reason pursuant to a resignation that meets the requirements set forth in the definition of "Good Reason" in Section 1.2 above, or (iii) an award holder who is a Non-Employee Director ceases to serve on the Board or the board of directors of any successor corporation (each of the events described in (i), (ii) and (iii) a "Termination of Service"; provided, however, that in the case of a termination in pursuant to an event described in (i), (ii) or (iii) that occurs prior to the Change of Control, the "Termination of Service" shall occur on the later of (y) the date of the Change of Control or (z) the date that the participant's Termination of Service occurs as a result of one of the applicable events):

(i)    all outstanding Options and SARs held by the participant as of the date on which the Termination of Service occurs shall immediately vest and become exercisable on the date of such Termination of Service and shall remain exercisable in accordance with the terms of the applicable Agreement until the earlier of (A) twelve (12) months after such Termination of Service or (B) the expiration of the term of such Option or SAR;

(ii)    the Restriction Period with respect to all of the participant's outstanding awards shall immediately lapse or expire on the date of such Termination of Service and, in the case of performance-based vesting conditions, the "performance targets" shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement; and

(iii)    all of the participant's outstanding Performance Awards shall be earned and settled pursuant to the terms of the applicable Agreement.

(b)    In the event a Change of Control occurs and outstanding awards are (i) impaired in value or rights, as determined solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), (ii) not assumed by a successor corporation or an affiliate thereof, or (iii) not replaced with an award or grant that, solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), preserves the existing value of the outstanding awards at the time of the Change of Control:

(i)    all Options and SARs to purchase or acquire shares of Common Stock of the Company shall immediately vest on the date of such Change of Control and become exercisable in accordance with the terms of the applicable Agreement;

(ii)    the Restriction Period with respect to all awards shall immediately lapse or expire on the date of such Change of Control and, in the case of performance-based vesting conditions, the "performance targets" shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement;

(iii)    all Performance Awards outstanding shall be earned, shall immediately vest and shall be settled pursuant to the terms of the applicable Agreement; and

(iv)    the Board (as constituted prior to the Change of Control) may, in its sole discretion, require outstanding awards to be surrendered (or deemed surrendered) to the Company by the holder, and to be immediately canceled by the Company, and to provide for the holder to receive a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered (or deemed surrendered) multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change of Control, over the exercise price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change of Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b).

(c)    The Board (as constituted prior to the Change of Control) shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of any Award or participation under the Plan in connection with a Change of Control, and their decisions shall be binding and conclusive upon all interested parties; and

(d)    Other than as set forth above, the terms and conditions of all awards shall remain unchanged.

(e)    Notwithstanding the provisions of this Section 6.9, the Committee may, in its discretion, take such other action with respect to Awards in connection with a Change of Control as it shall determine to be appropriate.

(f)    If a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company occurs (as defined in Section 409A of the Code), Deferred Stock Units shall be settled on the date of such Change of Control by the delivery of shares of Common Stock to the extent permitted under Section 409A of the Code.
(g)    A "Change of Control" shall be deemed to have taken place upon the occurrence of any of the following events:

(i)    any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined below)) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) any such merger or consolidation after the consummation of which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any such merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company's then outstanding securities; or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such transaction or series of transactions; or

(v)    Notwithstanding the foregoing, with respect to an Award that is determined to be deferred compensation subject to the requirements of Section 409A of the Code, the Company will not make a payment upon the happening of a Change of Control unless the Company is deemed to have undergone a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code).

(h)    For purposes of this Section 6.9, the following terms shall have the meanings indicated:

(i)    "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
(ii)    "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities that are properly filed on a Form 13-F.

(iii)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.10    Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

6.11    No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.12    Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.13    Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder's beneficiary or beneficiaries (both primary and contingent) in the event of the holder's death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder's lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder's executor, administrator, legal representative or similar person.

6.14    Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.15    Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

6.16    Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Knowles Corporation Policy on Recoupment of Incentive Compensation, as in effect from time to time,, and any clawback or recoupment policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

6.17    Section 409A.

(a)    To the extent that the Committee determines that any award granted under the Plan is, or may reasonably be, subject to Section 409A of the Code, the Agreement evidencing such award shall incorporate the terms and conditions necessary to avoid the adverse consequences described in Section 409A(a)(1) of the Code (or any similar provision). To the extent applicable and permitted by law, the Plan and Agreements shall be interpreted in accordance with Section 409A and other interpretive guidance issued thereunder, including without limitation any other guidance that may be issued or amended after the date of grant of any award hereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any award is, or may reasonably be, subject to Section 409A, the Committee may, without the participant's consent, adopt such amendments to the Plan and the applicable Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A. Where applicable, the requirement that Awards constituting deferred compensation under Section 409A that are payable upon termination of a participant's employment or services not be paid prior to the participant's "separation from service" within the meaning of Section 409A are incorporated herein.

(b)    In addition, and except as otherwise set forth in the applicable Agreement, if the Company determines that any award granted under this Plan constitutes, or may reasonably constitute, "deferred compensation" under Section 409A and the participant is a "specified employee" of the Company at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i), then any payment or benefit resulting from such award that is scheduled to be paid on such participant's "separation from service" will be delayed until the first day of the seventh month following the participant's "separation from service" with the Company or its "affiliates" within the meaning of Section 409A (or following the date of participant's death, if earlier), with all payments or benefits due thereafter occurring in accordance with the original schedule.

(c)    Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any participant whole for, any tax or penalty imposed on, or losses incurred by, any participant that arises in connection with the potential or actual application of Section 409A to any award granted hereunder.

APPENDIX C

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The Company believes these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in the Company's opinion, do not reflect its core operating performance including, for example, stock-based compensation, intangibles amortization expense, impairment charges, restructuring charges, production transfer costs, and other charges which management considers to be outside its core operating results. Solely for the purpose of reviewing AIP performance, the Compensation Committee excludes certain items as noted below. The GAAP measures most directly comparable to: (i) adjusted earnings from continuing operations before interest and income taxes is earnings (loss) from continuing operations, (ii) free cash flow and free cash flow margin are net cash provided by operating activities and net cash provided by operating activities margin, respectively, and (iii) non-GAAP gross profit and non-GAAP gross profit margin is gross profit and gross profit margin, respectively. The Company believes that its presentation of non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that the Company uses internally for purposes of assessing its core operating performance.

	Years Ended December 31,
(in millions)	2023	2022

Revenues	$707.6	$764.7
Earnings (loss) from continuing operations	72.4	(430.1)
Interest expense, net	5.4	3.9
(Benefit from) provision for income taxes	(27.4)	11.9
Earnings (loss) from continuing operations before interest and income taxes	50.4	(414.3)
Earnings (loss) from continuing operations before interest and income taxes margin	7.1%	(54.2)%
Stock-based compensation expense	29.0	28.6
Intangibles amortization expense	13.5	12.2
Impairment charges	—	470.9
Restructuring charges	2.2	41.8
Production transfer costs (1)	0.4	—
Acquisition-related costs (2)	9.4	—
Other (3)	0.9	3.2
Adjusted earnings from continuing operations before interest and income taxes	105.8	142.4
Adjusted earnings from continuing operations before interest and income taxes margin	15.0%	18.6%
Cornell Dubilier	(2.6)	—
Adjusted earnings from continuing operations before interest and income taxes for AIP purposes	$103.2	$142.4

(1) Production transfer costs represent duplicate costs incurred to migrate manufacturing to facilities primarily within the United States. These amounts are included in the corresponding Gross profit and Earnings (loss) before interest and income taxes for each period presented.
(2) In 2023, these expenses are related to the acquisition of CD by the Precision Devices segment and principally include costs incurred by the Company to carry out the transaction as well as ongoing costs to facilitate integration.
(3)    In 2023, Other expenses include non-recurring professional service fees related to an execution of a reorganization. In addition, Other expenses include the ongoing net lease cost (income) related to facilities not used in operations. In 2022, Other expenses represent an adjustment to pre-spinoff pension obligations of $3.4 million, which was recorded during the second quarter of 2022 in the Other (income) expense, net line on the Consolidated Statements of Earnings, and the ongoing net lease cost related to facilities not used in operations.

	Years Ended December 31,
(in millions)	2023	2022

Revenues	$707.6	$764.7
Net cash provided by operating activities	122.7	86.3
Net cash provided by operating activities margin	17.3%	11.3%
Less: capital expenditures	(16.9)	(32.1)
Free cash flow	$105.8	$54.2
Free cash flow margin	15.0%	7.1%

	Year Ended December 31, 2023
(in millions)	MSA	PD

Earnings from continuing operations before interest and income taxes	$85.2	$25.0
Earnings from continuing operations before interest and income taxes margin	37.0%	11.3%
Cornell Dubilier	—	1.0
Stock-based compensation expense	3.5	3.5
Intangibles amortization expense	—	5.8
Restructuring charges	—	2.5
Adjusted earnings from continuing operations before interest and income taxes for AIP purposes	$88.7	$37.8
Adjusted earnings from continuing operations before interest and income taxes margin for AIP purposes	38.6%	18.8%

	Year Ended December 31, 2023
(in millions)	H1 CMM	H2 CMM

Gross profit	$32.9	$47.1
Gross profit margin	30.0%	32.1%
Stock-based compensation expense	0.2	0.3
Restructuring charges	(1.7)	(0.7)
Other (1)	(5.1)	(5.6)
Non-GAAP gross profit for AIP purposes	$26.3	$41.1
Non-GAAP gross profit margin for AIP purposes	24.2%	28.3%
(1) For AIP purposes, financial results attributable to our Intelligent Audio product line and to the sale of certain fixed assets have been excluded.

	Year Ended December 31, 2023
(in millions)	MSA	PD	H1 CMM	H2 CMM

Earnings (loss) from continuing operations before interest and income taxes	$85.2	$25.0	$(1.9)	$15.5
Depreciation and amortization	8.2	15.8	11.2	9.1
Earnings from continuing operations before interest, income taxes, depreciation, and amortization ("EBITDA")	$93.4	$40.8	$9.3	$24.6
EBITDA margin	40.6%	18.4%	8.5%	16.8%
Cornell Dubilier	—	(1.2)	—	—
Changes in assets and liabilities (excluding effects of foreign exchange)	(0.7)	—	(1.9)	24.1
Other (1)	—	—	(4.1)	(4.4)
Net cash provided by operating activities for AIP purposes	$92.7	$39.6	$3.3	$44.3
Net cash provided by operating activities margin for AIP purposes	40.3%	19.7%	3.0%	30.5%
Non-GAAP adjusted excluding intangible amortization	3.5	6.0	3.4	1.6
Less: capital expenditures	(4.6)	(7.2)	(3.0)	(1.7)
Free cash flow for AIP purposes	$91.6	$38.4	$3.7	$44.2
Free cash flow margin for AIP purposes	39.8%	19.1%	3.3%	30.4%
(1) For AIP purposes, financial results attributable to our Intelligent Audio product line and to the sale of certain fixed assets have been excluded.

knowles

KNOWLES CORPORATION
1151 MAPLEWOOD DR
ITASCA, IL 60143

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V33561-P02065

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWLES CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of directors

Nominees:	For	Against	Abstain
1a. Keith Barnes	☐	☐	☐
1b. Erania Brackett	☐	☐	☐
1c. Daniel Crowley	☐	☐	☐
1d. Didier Hirsch	☐	☐	☐
1e. Ye Jane Li	☐	☐	☐
1f. Donald Macleod	☐	☐	☐
1g. Jeffrey Niew	☐	☐	☐
1h. Cheryl Shavers	☐	☐	☐
1i. Michael Wishart	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2024.	☐	☐	☐
3. Non-binding, advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Amendment of the Company's Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law.	☐	☐	☐
5. Approval of the Second Amended and Restated 2018 Equity and Cash Incentive Plan.	☐	☐	☐

NOTE: The Proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V33562-P02065

KNOWLES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
ON APRIL 30, 2024 AT 9:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jeffrey S. Niew, John S. Anderson and Robert J. Perna and each of them, as proxies, each with full power of substitution and revocation and authorize(s) each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of KNOWLES CORPORATION, that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Knowles Corporation to be held at 9:00 a.m. CT on April 30, 2024 at The Langham Chicago Hotel, 330 N. Wabash Ave., Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the nine director nominees listed on the reverse side, and FOR proposals 2, 3, 4 and 5. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the reverse side)